QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

AMAG PHARMACEUTICALS, INC.,
a Delaware corporation;

ALAMO ACQUISITION SUB, INC.,
a Delaware corporation; and

ALLOS THERAPEUTICS, INC.,
a Delaware corporation

Dated as of July 19, 2011

Section 1.	Description of Transaction	1
1.1	Merger of Merger Sub into the Company	1
1.2	Effects of the Merger	1
1.3	Closing; Effective Time	1
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Closing of the Company's Transfer Books	3
1.7	Exchange of Certificates	3
1.8	Tax Consequences	4
1.9	Further Action	4
Section 2.	Representations and Warranties of the Company	5
2.1	Subsidiaries; Due Organization; Etc.	5
2.2	Certificate of Incorporation and Bylaws	5
2.3	Capitalization, Etc.	5
2.4	SEC Filings; Financial Statements	7
2.5	Absence of Changes	9
2.6	Title to Assets	10
2.7	Loans; Customers	10
2.8	Equipment; Real Property; Leasehold	11
2.9	Intellectual Property	12
2.10	Contracts	14
2.11	Liabilities	16
2.12	Compliance with Legal Requirements; Regulatory Matters	16
2.13	Certain Business Practices	18
2.14	Governmental Authorizations	18
2.15	Tax Matters	19
2.16	Employee and Labor Matters; Benefit Plans	20
2.17	Environmental Matters	23
2.18	Insurance	24
2.19	Transactions with Affiliates	24
2.20	Legal Proceedings; Orders	24
2.21	Authority; Binding Nature of Agreement	24
2.22	Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes	25
2.23	Vote Required	25
2.24	Non-Contravention; Consents	25
2.25	Opinion of Financial Advisor	26
2.26	Financial Advisor	26
2.27	Brokers
2.28	Disclosure	26
2.29	Rights Agreement	26
2.30	Acknowledgement by the Company	27
Section 3.	Representations and Warranties of Parent and Merger Sub	27
3.1	Subsidiaries; Due Organization; Etc.	27
3.2	Certificate of Incorporation and Bylaws	28
3.3	Capitalization, Etc.	28
3.4	SEC Filings; Financial Statements	29
3.5	Absence of Changes	31
3.6	Title to Assets	32
3.7	Loans; Customers	33
3.8	Equipment; Real Property; Leasehold	33

i

3.9	Intellectual Property	34
3.10	Contracts	36
3.11	Liabilities	38
3.12	Compliance with Legal Requirements; Regulatory Matters	38
3.13	Certain Business Practices	40
3.14	Governmental Authorizations	40
3.15	Tax Matters	41
3.16	Employee and Labor Matters; Benefit Plans	42
3.17	Environmental Matters	45
3.18	Insurance	45
3.19	Transactions with Affiliates	46
3.20	Legal Proceedings; Orders	46
3.21	Authority; Binding Nature of Agreement	46
3.22	Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes	46
3.23	Vote Required	47
3.24	Non-Contravention; Consents	47
3.25	Opinion of Financial Advisor	48
3.26	Brokers
3.27	Financial Advisor	48
3.28	Disclosure	48
3.29	Rights Agreement	48
3.30	Valid Issuance	49
3.31	Acknowledgement by Parent	49
3.32	Merger Sub	49
Section 4.	Certain Covenants of the Parties Regarding Operations during the Pre-Closing Period	49
4.1	Access and Investigation	49
4.2	Operation of the Business of the Alamo Corporations	50
4.3	Operation of the Business of the Abeline Corporations	53
4.4	No Solicitation	56
Section 5.	Additional Covenants of the Parties	58
5.1	Registration Statement; Joint Proxy Statement/Prospectus	58
5.2	Company Stockholders' Meeting	59
5.3	Parent Stockholders' Meeting	61
5.4	Stock Options and Company ESPP	63
5.5	Employee Benefits	64
5.6	Indemnification of Officers and Directors	65
5.7	Regulatory Approvals and Related Matters	67
5.8	Disclosure	68
5.9	Tax Matters	69
5.10	Listing	69
5.11	Resignation of Officers and Directors	69
5.12	Board of Directors of the Combined Company; Management of the Combined Company	69
5.13	Section 16 Matters	70
5.14	Name of the Combined Corporation	70
5.15	Affiliates
5.16	Obligations of Merger Sub	70
5.17	Securityholder Litigation	71

ii

Section 6.	Conditions Precedent to Obligations of Parent and Merger Sub	71
6.1	Accuracy of Representations	71
6.2	Performance of Covenants	72
6.3	Effectiveness of Registration Statement	72
6.4	Stockholder Approval	72
6.5	Documents
6.6	No Company Material Adverse Effect	72
6.7	Governmental Approvals	72
6.8	Listing	72
6.9	No Restraints	73
6.10	No Governmental Litigation	73
6.11	Current SEC Reports
6.12	FIRPTA Matters	73
Section 7.	Conditions Precedent to Obligation of the Company	73
7.1	Accuracy of Representations	73
7.2	Performance of Covenants	74
7.3	Effectiveness of Registration Statement	74
7.4	Stockholder Approval	74
7.5	Documents
7.6	No Parent Material Adverse Effect	74
7.7	Governmental Approvals	74
7.8	Listing	74
7.9	No Restraints	75
7.10	No Governmental Litigation	75
7.11	Current SEC Reports
Section 8.	Termination	75
8.1	Termination	75
8.2	Effect of Termination	77
8.3	Expenses; Termination Fees	77
Section 9.	Miscellaneous Provisions	79
9.1	Amendment	79
9.2	Waiver	79
9.3	No Survival of Representations and Warranties	79
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile	80
9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	80
9.6	Disclosure Schedules	80
9.7	Attorneys' Fees	80
9.8	Assignability; No Third Party Rights	81
9.9	Notices	81
9.10	Cooperation	82
9.11	Severability	82
9.12	Construction	82

iii

Execution Copy

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of July 19, 2011, by and among AMAG PHARMACEUTICALS, INC., a Delaware corporation ("Parent"); ALAMO ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and ALLOS THERAPEUTICS, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    Parent, Merger Sub and the Company intend to engage in a strategic business combination to advance their long-term strategies to be effected by a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

        B.    It is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that this Agreement qualifies as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        C.    The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

        D.    In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the "Company Stockholder Voting Agreements").

        E.    In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the "Parent Stockholder Voting Agreements").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

  Section 1. DESCRIPTION OF TRANSACTION

        1.1    Merger of Merger Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

        1.3    Closing; Effective Time.    The consummation of the Merger (the "Closing") shall take place at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the "Closing Date." Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws; Directors and Officers.

        (a)   The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit B;

        (b)   The Bylaws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to read as set forth on Exhibit C; and

        (c)   The directors and officers of the Surviving Corporation immediately after the Effective Time shall be as mutually agreed between the Company and Parent prior to the Effective Time.

        1.5    Conversion of Shares.

        (a)   Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

            (i)  any shares of Company Common Stock owned by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

           (ii)  any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

         (iii)  except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(c) and 1.5(d), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.1282 of a share of Parent Common Stock (such number as may be adjusted in accordance with Section 1.5(b), the "Exchange Ratio"); and

          (iv)  each share of the Common Stock, $.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

        (b)   If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or Parent during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

        (c)   If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Parent or the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

        (d)   No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s), or non-certificated shares of Company Common Stock represented by book entry ("Book Entry Shares"), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ Global Select Market on the last business day prior to the date on which the Merger becomes effective.

        1.6    Closing of the Company's Transfer Books.    At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock as contemplated by Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a "Company Stock Certificate") or a Book Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.7.

        1.7    Exchange of Certificates.

        (a)   Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the "Exchange Agent"). Prior to the Effective Time, Parent shall issue and cause to be deposited with the Exchange Agent: (i) non-certificated shares of Parent Common Stock represented by book entry issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the "Exchange Fund."

        (b)   Promptly after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for non-certificated shares of Parent Common Stock in book entry form. Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive, and the Exchange Agent shall (and Parent shall cause the Exchange Agent to) in exchange therefor transfer from the Exchange Fund to such holder the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock pursuant to

Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c)); and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5 and any dividends or other distributions pursuant to Section 1.7(c). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any non-certificated shares of Parent Common Stock in book entry form, require the owner of such lost, stolen or destroyed Company Stock Certificate to post a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

        (c)   No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Share in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

        (d)   Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates and Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

        (e)   Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        (f)    Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

        1.8    Tax Consequences.    For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        1.9    Further Action.    If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

  Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure would qualify such representation and warranty; and (c) any information set forth in the Company SEC Documents filed on the SEC's EDGAR database on or after January 1, 2011 and publicly available prior to the date of this Agreement, other than information set forth therein under the headings "Risk Factors" or "Forward-Looking Statements" and any other information set forth therein that is predictive or forward-looking in nature):

        2.1    Subsidiaries; Due Organization; Etc.

        (a)   Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of Company's Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Company's Subsidiaries. No Alamo Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

        (b)   Each of the Alamo Corporations is a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c)   Each of the Alamo Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect.

        2.2    Certificate of Incorporation and Bylaws.    The Company has delivered or Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Alamo Corporations, including all amendments thereto. The Company has delivered or Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes policies, or guidelines adopted by any of the Alamo Corporations or by the board of directors, or any committee of the board of directors, of any of the Alamo Corporations.

        2.3    Capitalization, Etc.

        (a)   The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, of which 105,677,486 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Company Preferred Stock, of which 1,500,000 have been designated as Series A Junior Participating Preferred Stock, $0.001 par value, of which no shares of Company Preferred Stock or Series A Junior Participating Preferred Stock have been issued and are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Alamo Corporations (other than the

Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

        (b)   Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture (other than the Company Restricted Stock), right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Alamo Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company's right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee's employment or upon any other forfeiture of a vesting condition.

        (c)   As of the date of this Agreement: (i) 8,168,778 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 2,041,774 shares of Company Common Stock are reserved for future issuance pursuant to the Alamo 2001 Employee Stock Purchase Plan (the "Company ESPP"); (iii) no shares of Company Restricted Stock are subject to vesting after the date of this Agreement; (iv) 4,191,536 shares of Company Common Stock are subject to issuance upon vesting of Company RSUs; and (v) 9,279,969 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Option Plans.

        (d)   As of the date of this Agreement, 1,500,000 shares of Company Preferred Stock, designated as Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the "Company Rights") issued pursuant to the Company Rights Agreement.

        (e)   The Company has delivered or Made Available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award (whether a Company Option, Company Restricted Stock, Company RSU, or another type of Company Equity Award); (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise price (if any) of such Company Equity Award; (vi) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vii) the date on which such Company Equity Award was granted; (viii) the date on which such Company Equity Award expires (if applicable); (ix) if such Company Equity Award is a Company Option, whether such Company Option is an "incentive stock option" (as defined in the Code) or a non-qualified stock option; and (x) if such Company Equity Award is in the form of Company Restricted Stock or Company RSU, respectively, the dates on which shares of Company Common Stock with respect to such Company Restricted Stock or Company RSU, respectively, are scheduled to vest. The Company has delivered or Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company's financial statements (including, any related notes thereto) contained in the Company SEC Documents in accordance with GAAP, and no such grants involved any "back dating" or similar practices with respect to the effective date of grant (whether intentional or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or similar equity-based awards with respect to any of the Alamo Corporations.

        (f)    Except as set forth in Sections 2.3(a), 2.3(c) and 2.3(d), or as permitted from and after the date of this Agreement pursuant to Section 4.2, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Alamo Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Alamo Corporations or that has the right to vote on any matter on which the stockholders of the Company have the right to vote; (iii) Contract under which any of the Alamo Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Alamo Corporations.

        (g)   All outstanding shares of Company Common Stock, and all options and other Company Equity Awards and other securities of the Alamo Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

        (h)   All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

        2.4    SEC Filings; Financial Statements.

        (a)   The Company has delivered or Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications and other statements, reports, schedules, forms and other documents filed by the Company with the SEC, including all amendments thereto, since January 1, 2010 (collectively, the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC since January 1, 2010 have been so filed on a timely basis. None of the Company's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the "Company Certifications") is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 2 and in this Section 2.4, the term "file" and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

        (b)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Alamo Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. The Company is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2010 received any notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

        (c)   The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Alamo Corporations are required by GAAP to be included in the consolidated financial statements of the Company. There are no comments from the SEC or its staff pending with respect to any statements, reports, schedules, forms or other documents filed by the Company with the SEC that remain outstanding and unresolved.

        (d)   The Company's auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) "independent" with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company's auditors for the Alamo Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

        (e)   The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Alamo Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Alamo Corporations that could have a material effect on the Company's consolidated financial statements. The Company's management has completed an assessment of the effectiveness of the Company's system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2010. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since December 31, 2010, neither the Company nor any of its Subsidiaries nor the Company's independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Alamo Corporations; (B) any illegal act or fraud, whether or not material, that involves the Company's management or other employees; or (C) any claim or allegation regarding any of the foregoing.

        (f)    Part 2.4(f) of the Company Disclosure Schedule lists, and the Company has delivered or Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Alamo Corporations since January 1, 2010. None of the Alamo Corporations has any obligation or other commitment to become a party to any such "off-balance sheet arrangements" in the future.

        2.5    Absence of Changes.    Except as set forth in Part 2.5 of the Company Disclosure Schedule, since December 31, 2010 through the date of this Agreement:

        (a)   there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

        (b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Alamo Corporations (whether or not covered by insurance);

        (c)   none of the Alamo Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Alamo Corporations (other than repurchase of restricted Company Common Stock in connection with termination of employment of the previous holder of such Company Common Stock that were made in the ordinary course of business and consistent with past practices, or upon the cashless or net exercise of outstanding Company Options);

        (d)   none of the Alamo Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or vesting of Company RSUs or pursuant to the Company ESPP); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options and Company RSUs identified in Part 2.3(e) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (e)   the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

        (f)    (i) there has been no amendment to the certificate of incorporation or bylaws of the Company, (ii) none of the Alamo Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction and (iii) none of the Alamo Corporations has acquired or disposed of any business or a material amount of assets;

        (g)   the Alamo Corporations have not made any capital expenditures that in the aggregate exceed $1,000,000;

        (h)   none of the Alamo Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

        (i)    none of the Alamo Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

        (j)    none of the Alamo Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan or Company Employee Agreement to be amended in any material respect; or (iii) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees by in excess of $25,000 in any individual case;

        (k)   none of the Alamo Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

        (l)    none of the Alamo Corporations has made any material Tax election, made any material amendments to Tax Returns previously filed, or settled or compromised any material Tax liability or refund;

        (m)  none of the Alamo Corporations has commenced or settled any Legal Proceeding;

        (n)   none of the Alamo Corporations has amended, terminated or granted any waiver under the Company Rights Agreement (other than the Company Rights Agreement Amendment) or any "standstill" or similar agreement;

        (o)   none of the Alamo Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

        (p)   none of the Alamo Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(o)" above.

        2.6    Title to Assets.    The Alamo Corporations own, and have good and valid title to, all assets (excluding, for purposes of this Section 2.6, Intellectual Property and Intellectual Property Rights) purported to be owned by them, including: (a) all of said assets reflected on the Company Audited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Audited Balance Sheet); and (b) all other of said assets reflected in the books and records of the Alamo Corporations as being owned by the Alamo Corporations. All of said assets are owned by the Alamo Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Alamo Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule. The Alamo Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Audited Balance Sheet; and (B) all other assets reflected in the books and records of the Alamo Corporations as being leased to the Alamo Corporations, and the Alamo Corporations enjoy undisturbed possession of such leased assets.

        2.7    Loans; Customers.

        (a)   Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Alamo Corporations to any Company Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

        (b)   Part 2.7(b) of the Company Disclosure Schedule accurately identifies Alamo Corporations' top 5 customers in the fiscal year ended on December 31, 2010 based on the revenues received by Alamo

Corporations in that year. The Company has not received any notice or other communication, and has not received any other information, indicating that any of its customers or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Alamo Corporations.

        2.8    Equipment; Real Property; Leasehold.

        (a)   All material items of equipment and other tangible assets owned by or leased to the Alamo Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Alamo Corporations in the manner in which such businesses are currently being conducted.

        (b)   Except as set forth in Part 2.8(b) of the Company Disclosure Schedule, no Alamo Corporation owns any real property. An Alamo Corporation owns fee simple title to all of the real properties set forth on Part 2.8(b) of the Company Disclosure Schedule (the "Company Owned Real Property"), in each case free and clear of all Encumbrances except for (i) minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the real property subject thereto or materially impair the operations of any of the Alamo Corporations, (ii) all Encumbrances disclosed on existing title policies or surveys Made Available to Parent prior to the date of this Agreement, and (iii) real estate Taxes and special assessments with respect to such Company Owned Real Property that are not yet due and payable. No Person other than an Alamo Corporation has any ownership interest in any Company Owned Real Property. None of the Alamo Corporations has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of the Company, threatened with respect to any material portion of the Company Owned Real Property. No Alamo Corporation has received written notice of (A) any structural defects or any material violation of Legal Requirements relating to any Company Owned Real Property or (B) any physical damage to any Company Owned Real Property that is not covered by insurance and that would materially detract from the value of the Company Owned Real Property subject thereto or materially impair the operations of any of the Alamo Corporations.

        (c)   Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Alamo Corporations leases real property from any other Person for annual rent payments in excess of $200,000. (All real property leased to the Alamo Corporations pursuant to the real property leases identified or required to be identified in Part 2.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Alamo Corporations, is referred to as the "Alamo Leased Real Property.") To the knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Alamo Leased Real Property. Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Alamo Corporation) a right of use or occupancy of any of the Alamo Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Alamo Leased Real Property other than an Alamo Corporation. Since January 1, 2010, none of the Alamo Corporations has received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Alamo Leased Real Property which has not been fully remedied and withdrawn.

        2.9    Intellectual Property.

        (a)   Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

            (i)  in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each material item of Registered IP in which any of the Alamo Corporations has or purports to have an ownership interest of any nature (whether solely or jointly with another Person) and that either: (1) covers any Company Product; (2) covers the manufacture, development, support, maintenance or testing of any Company Product and is not generally available on standard terms; or (3) is used or held for use in connection with any clinical stage Company Product (the "Alamo Material Registered IP"); (B) the jurisdiction in which such Alamo Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Alamo Material Registered IP and the nature of such ownership interest; and

           (ii)  in Part 2.9(a)(ii) of the Company Disclosure Schedule: (A) each material item of Registered IP licensed with respect to any field to any of the Alamo Corporations; (B) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed (x) to any of the Alamo Corporations (other than commercially available third party software) or (y) from any of the Alamo Corporations and which Contract is material to the Alamo Corporations, including any material development, collaboration or commercialization agreements; and (C) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a nonexclusive license).

        (b)   The Company has delivered or Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Alamo Corporation at any time since January 1, 2009: (i) terms and conditions with respect to the distribution, sale, or provisioning of any Company Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision. Part 2.9(b) of the Company Disclosure Schedule accurately identifies each Company Contract concerning the subject matter of (i), (ii) or (iii) that is material to the Company and that deviates in any material respect from the corresponding standard form described above.

        (c)   The Alamo Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(ii) of the Company Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Alamo Corporation in connection with the sale or license of Company Products in the ordinary course of business). Without limiting the generality of the foregoing:

            (i)  all documents and instruments necessary to perfect the rights of the Alamo Corporations in the Company IP that is Alamo Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

           (ii)  no Company Associate, to the knowledge of the Company, has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Alamo Corporations and confidentiality provisions protecting the Company IP;

         (iii)  no Alamo Corporation has entered in any research or collaboration agreement with any Governmental Body that resulted in the development of any material Company IP;

          (iv)  each Alamo Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Alamo Corporations, or purported to be held by any of the Alamo Corporations, as a trade secret;

           (v)  none of the Alamo Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Alamo Corporations to grant or offer to any other Person any license or right to any Company IP; and

          (vi)  the Alamo Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights reasonably necessary to conduct the business of the Alamo Corporations as conducted as of the date of this Agreement.

        (d)   All Company IP that is material to the business of any of the Alamo Corporations is valid, subsisting and enforceable.

        (e)   Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

        (f)    To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP. Part 2.9(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Alamo Corporations or any Representative of any of the Alamo Corporations between January 1, 2006 and the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Company IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

        (g)   To the knowledge of the Company, none of the Alamo Corporations and none of the Company Products has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person in any material respect. Part 2.9(g) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Alamo Corporations or, to the knowledge of the Company, any Representative of any of the Alamo Corporations, between January 1, 2006 and the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property Right of any other Person by any of the Alamo Corporations.

        (h)   No infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property Right of any other Person is or, since January 1, 2006, has been pending and served or, to the knowledge of the Company, pending and not served or threatened against any Alamo Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Alamo Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

        (i)    Except as set forth in Part 2.9(i) of the Company Disclosure Schedule, since January 1, 2006, none of the Alamo Corporations has received any notice or other communication relating to any actual or alleged infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Company Products.

        (j)    Except as set forth in Part 2.9(j) of the Company Disclosure Schedule, none of the Alamo Corporations has transferred title to, or granted any exclusive license with respect to, any material Company IP.

        2.10    Contracts.

        (a)   Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract that is executory as of the date of this Agreement and that constitutes a Company Material Contract. For purposes of this Agreement, "Company Material Contract" shall mean:

            (i)  any Contract which is in effect and which has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or that the Company is required to disclose under Item 404 of Regulation S-K under the Exchange Act;

           (ii)  any Contract: (A) constituting a Company Employee Agreement; (B) pursuant to which any of the Alamo Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $50,000 per employee; (C) pursuant to which any of the Alamo Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $50,000 to any Company Associate; or (D) pursuant to which any of the Alamo Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Alamo Corporations;

         (iii)  any Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;

          (iv)  any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

           (v)  any Contract that is with a supplier of products, product candidates, raw materials or any intermediate form of any drug product, or any services, which supplier is the only source or only supplier of such product, product candidate, raw material, intermediate form of drug product or service in the market place;

          (vi)  any Contract that provides for: (A) reimbursement of any current director or officer of an Alamo Corporation for, or advancement to any current director or officer of an Alamo Corporation of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any current director or officer of an Alamo Corporation;

         (vii)  any Contract imposing any restriction on the right or ability of any Alamo Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Alamo Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Company Product;

        (viii)  any Contract incorporating or relating to any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

          (ix)  any Contract relating to any currency hedging;

           (x)  any Contract requiring that any of the Alamo Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

          (xi)  any Contract relating to the lease or sublease of Alamo Leased Real Property or of any real property owned by any Alamo Corporation;

         (xii)  any Contract that: (A) involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the fiscal year ending December 31, 2011 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the fiscal year ending December 31, 2011 or the following fiscal years; (C) involves the performance of services having a value in excess of $1,000,000 in the fiscal year ended December 31, 2011; (D) requires by its terms the performance of services having a value in excess of $1,000,000 in the fiscal year ending December 31, 2011 or the following fiscal years; (E) in which the Company or any Alamo Corporation has granted development rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any Company Product; (F) in which the Company or any Alamo Corporation has agreed to purchase a minimum quantity of goods relating to any Company Product or has agreed to purchase goods relating to any Company Product exclusively from a certain party; (G) is (i) material to the Alamo Corporations and (ii) relates to the supply or manufacture of any Company Product (including any raw materials or any intermediate form of any drug product) or that is with any clinical research organization or relates to any ongoing clinical trial; or (H) relates to the lease by an Alamo Corporation of material tangible personal property;

       (xiii)  any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

The Company has delivered or Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.

        (b)   Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        (c)   Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Alamo Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (ii) to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify any Company Material Contract; and (iv) since January 1, 2009, none of the Alamo Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract.

        2.11    Liabilities.    None of the Alamo Corporations has any accrued, contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Audited Balance Sheet; (b) liabilities that have been incurred by the Alamo Corporations since the date of the Company Audited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Alamo Corporations pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that are not, individually or in the aggregate, material to the Alamo Corporations, or that are described in Part 2.11 of the Company Disclosure Schedule.

        2.12    Compliance with Legal Requirements; Regulatory Matters.

        (a)   Each of the Alamo Corporations is, and has during the past two years been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes, and all applicable Health Care Laws, which affect the business, properties, assets and activities of the Alamo Corporations. During the past five years, none of the Alamo Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

        (b)   All Company Products subject to the jurisdiction of the FDA or Governmental Bodies which administer Health Care Laws in other jurisdictions are being marketed, sold, distributed, developed, manufactured, labeled, stored, tested and otherwise produced by or on behalf of the Alamo Corporations in compliance in all material respects with all applicable requirements under Health Care Laws. Part 2.12(b) of the Disclosure Schedule sets forth a complete and correct list of all Regulatory Authorizations from the FDA, or any other Governmental Body which administers Health Care Laws, held by the Alamo Corporations, and there are no other Regulatory Authorizations required for the Alamo Corporations or the Company Products in connection with the conduct of the business of the Alamo Corporations as currently conducted.

        (c)   Neither any of the Alamo Corporations nor, to the knowledge of the Company, any officer, employee or agent of any of the Alamo Corporations, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body which administers Health Care Laws, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body which administers Health Care Laws, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other such Governmental Body to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the "FDA Ethics Policy") or any similar policy.

        (d)   All preclinical and clinical trials in respect of the activities of the Alamo Corporations being conducted by or on behalf of the Alamo Corporations are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls, and all applicable Health Care Laws, including but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and all applicable laws of the relevant Governmental Bodies outside the United States. No clinical trial conducted by or on behalf of the Alamo Corporations has been terminated or suspended by the FDA or any other applicable Governmental Body, and neither the FDA nor any other applicable Governmental Body has commenced or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of any of the Alamo Corporations.

        (e)   No Company Product has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) or has been the subject of any "dear doctor" notifications, investigator notices, safety alerts, or other notice of action related to an alleged lack of safety, efficacy, or regulatory compliance. No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending, or to the knowledge of the Company, threatened, against the Company or any of its affiliates, nor have any such proceedings been pending at any time. The Company has, prior to the execution of this Agreement, provided or Made Available to Parent accurate summaries of all significant adverse drug experiences relating to any Company Product and with respect to which information has been obtained or otherwise received by any of the Alamo Corporations prior to the date of this Agreement from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers. In addition, the Company (and each of the Alamo Corporations, as applicable) has filed all annual and periodic reports, amendments and safety reports required for any Company Product required to be made to the FDA or any other Governmental Body.

        (f)    All batches and doses of any Company Product that is or was previously marketed, sold, or distributed by any of the Alamo Corporations have been manufactured in conformance with cGMP and the product specifications set forth in any applicable Company Contract Manufacturing Agreements. To the extent any batches or doses of any drug product deviated from cGMP and the product specifications, all such batches or doses were destroyed in accordance with applicable industry standards and the terms of any applicable Company Contract Manufacturer Agreements, and the Company possesses written records documenting any such destruction.

        (g)   No manufacturing site which assists in the manufacture of a Company Product has been subject to a Governmental Body (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Body notice of inspectional observations, "warning letters," "untitled letters" or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Health Care Laws or Regulatory Authorizations, and, to the knowledge of the Company, neither the FDA nor any Governmental Body is considering such action.

        (h)   The Alamo Corporations are not the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of any Alamo Corporation employee, officer or agent by the FDA pursuant to the FDA Ethics Policy. Neither any of the Alamo Corporations nor any of their respective officers, employees or agents, has been debarred, suspended or excluded under 21 U.S.C. Section 335a or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion under 21 U.S.C. Section 335a, or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Body.

        (i)    As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the knowledge of the Company, threatened against any of the Alamo Corporations or their officers, consultants, employees or agents.

        (j)    The Alamo Corporations are not a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

        2.13    Certain Business Practices.    Neither the Company nor any of its directors, employees or officers, and to the Company's knowledge, no agents, consultants or distributors engaged by the Company (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any official or employee of a foreign or domestic Governmental Body, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations issued thereunder) or any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption (collectively, "Anti-Bribery Laws"), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to any official or employee of a foreign or domestic Governmental Body to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law. The Company has established and maintains a compliance program, internal controls and procedures appropriate for compliance with the Anti-Bribery Laws.

        2.14    Governmental Authorizations.

        (a)   The Alamo Corporations hold all material Governmental Authorizations necessary to enable the Alamo Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Alamo Corporation is, and at all times since January 1, 2009 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2009, none of the Alamo Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

        (b)   Part 2.14(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Alamo Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body. Each of the Alamo Corporations is in full compliance with all of the material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or could reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule.

        2.15    Tax Matters.

        (a)   Each of the Tax Returns required to be filed by or on behalf of the respective Alamo Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Alamo Corporation Returns"): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Alamo Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings of for which adequate reserves have been established in accordance with GAAP.

        (b)   The Company Audited Balance Sheet fully accrues all actual and contingent liabilities for material Taxes with respect to all periods through the date of the Company Audited Balance Sheet.

        (c)   To the knowledge of the Company, no Alamo Corporation and no Alamo Corporation Return is subject to (or since January 1, 2009 has been subject to) an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Alamo Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Alamo Corporation.

        (d)   No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Alamo Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Alamo Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Alamo Corporations and with respect to which adequate reserves for payment have been established on the Company Audited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Alamo Corporations except liens for current Taxes not yet due and payable. None of the Alamo Corporations has been, and none of the Alamo Corporations will be, required to include any adjustment in taxable income for U.S. federal income Tax purposes for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (e)   No written claim has ever been made by any Governmental Body in a jurisdiction where an Alamo Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

        (f)    There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Alamo Corporation is a party, other than (i) Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business or (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

        (g)   No Alamo Corporation has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code.

        (h)   No Alamo Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (i)    No Alamo Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Alamo Corporation may be subject, other than the affiliated group of which the Company is the common parent. No Alamo Corporation has any liability for Taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

        (j)    The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

        (k)   No Alamo Corporation has participated in, or is currently participating in, a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

        (l)    The Alamo Corporations have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder or other Person.

        (m)  No Alamo Corporation has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        2.16    Employee and Labor Matters; Benefit Plans.

        (a)   Except as set forth in Part 2.16(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Alamo Corporations' employees is terminable by the applicable Alamo Corporation at will.

        (b)   Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, none of the Alamo Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Alamo Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Alamo Corporations or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the knowledge of the Company, threatened against any Alamo Corporation relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers' compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

        (c)   The Company has delivered or Made Available to Parent an accurate and complete list, by country and as of the date hereof, of each Company Employee Plan and each Company Employee Agreement. None of the Alamo Corporations intends, and none of the Alamo Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

        (d)   The Company has delivered or Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (viii) all material correspondence in its possession regarding any Company Employee Plan regarding any audit, investigation or proceeding regarding such Company Employee Plan or any fiduciary thereof.

        (e)   Each of the Alamo Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement, and each Company Employee Plan and Company Employee Agreement has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Company Pension Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Alamo Corporations or any Company Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan or any fiduciary thereof. None of the Alamo Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Alamo Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan and each Company Employee Agreement. Neither the terms nor the performance of any Company Employee Agreement or Company Employee Plan would reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

        (f)    None of the Alamo Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code. None of the Alamo Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Alamo Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no material liabilities of the Alamo Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

        (g)   None of the Alamo Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Alamo Corporations or any Company Affiliate), or reflects or represents any liability of any of the Alamo Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Alamo Corporations or any Company Affiliate, none of the Alamo Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

        (h)   Except as set forth in Part 2.16(h) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

        (i)    Except as set forth in Part 2.16(i) of the Company Disclosure Schedule, each of the Alamo Corporations and Company Affiliates: (i) is, and has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not, to the knowledge of the Company, liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

        (j)    There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made in connection with the Merger to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Alamo Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

        (k)   Since January 1, 2009, none of the Alamo Corporations has effectuated a "plant closing," partial "plant closing," "relocation", "mass layoff" or "termination" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Alamo Corporations.

        (l)    Each Company Employee Plan and Company Employee Agreement that is a "nonqualified deferred compensation plan" (as defined under Code Section 409A) has been operated in compliance in all material respects with Code Section 409A and has complied in all material respects with applicable document requirements of 409A. No stock right or other equity option or appreciation right granted under any benefit plan has an exercise price that is less than the fair market value of the underlying stock or equity units (as the case may be) as of the date of such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

        2.17    Environmental Matters.

        (a)   None of the Alamo Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Alamo Corporations is not or might not be in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Alamo Corporations with any Environmental Law in the future.

        (b)   To the knowledge of the Company: (i) all Alamo Leased Real Property and any other property that is or was leased to or owned, controlled or used by any of the Alamo Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Alamo Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Alamo Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Alamo Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Alamo Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

        (c)   No Alamo Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

        (d)   Except with respect to Contracts relating to Alamo Leased Real Property, none of the Alamo Corporations has entered into any Company Contract that may require any of them to guarantee,

reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Alamo Corporations or any other Person relating to Materials of Environmental Concern.

        2.18    Insurance.    Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Alamo Corporations is in full force and effect. Since January 1, 2009, none of the Alamo Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Alamo Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

        2.19    Transactions with Affiliates.    Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company's last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        2.20    Legal Proceedings; Orders.

        (a)   Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, there is not as of the date hereof, and there has not been since January 1, 2009, any pending and served Legal Proceeding, or (to the knowledge of the Company) any pending but not served Legal Proceeding and during such period no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Alamo Corporations, any business of any of the Alamo Corporations, any of the assets owned, leased or used by any of the Alamo Corporations or, to the knowledge of the Company, any Company Associate (in their capacity as such); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause "(i)" or clause "(ii)" of the first sentence of this Section 2.20(a).

        (b)   There is no Order to which any of the Alamo Corporations, or any of the material assets owned or used by any of the Alamo Corporations, is subject. To the knowledge of the Company, no officer or other key employee of any of the Alamo Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Alamo Corporations.

        2.21    Authority; Binding Nature of Agreement.    The Company has the corporate right, power and authority to enter into and perform its obligations under this Agreement and, subject to obtaining the Required Company Stockholder Vote, consummate the transactions contemplated hereby. The Company Board (at a meeting duly called and held) has: (a) determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; (c) authorized and approved the execution and delivery of the Company Rights Agreement Amendment; and (d) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors' rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.22    Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes.    The Company Board has taken, and during the Pre-Closing Period the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements, the Company Rights Agreement Amendment, or to the consummation of the Merger or any of the other Contemplated Transactions. The Company Board (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement (other than Section 203 of the DGCL) applies or purports to apply to the Merger, this Agreement, the Company Stockholder Voting Agreements or any of the Contemplated Transactions. None of the Company or, to the knowledge of the Company, any of its respective "affiliates" or "associates" is or has been an "interested stockholder" (as defined in Section 203 of the DGCL) with respect to Parent.

        2.23    Vote Required.    The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement or consummate the transactions contemplated hereby.

        2.24    Non-Contravention; Consents.    Assuming compliance with the applicable provisions of the DGCL, the HSR Act, and the listing requirements of the NASDAQ Global Market, except as set forth in Part 2.24 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

          (a)   contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Alamo Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Alamo Corporations;

          (b)   contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Alamo Corporations, or any of the assets owned or used by any of the Alamo Corporations, is subject;

          (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Alamo Corporations or that otherwise relates to the business of any of the Alamo Corporations or to any of the assets owned or used by any of the Alamo Corporations;

          (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract; or

          (e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Alamo Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Alamo Corporations).

        Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, and the listing requirements of the NASDAQ Global Market, none of the Alamo Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Alamo Corporations.

        2.25    Opinion of Financial Advisor.    The Company Board has received the opinion of J.P. Morgan Securities LLC (the "Company's Financial Advisor"), financial advisor to the Company, dated July 19, 2011, to the effect that, as of such date and based upon the factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock. The Company will promptly furnish an accurate and complete copy of said opinion to Parent for informational purposes only.

        2.26    Financial Advisor.    Except for the Company's Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Alamo Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Company's Financial Advisor.

        2.27    Disclosure.    None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting (or any adjournment or postponement thereof), comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

        2.28    Rights Agreement.    The Company has amended the Company Rights Agreement to provide that: (i) none of the Parent, any of its stockholders nor any of their respective Affiliates or Associates (as such terms are defined in the Company Rights Agreement), shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the Parent Stockholder Voting Agreements or the Company Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions; (ii) neither a Stock Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur as a result of the execution, delivery or performance of this Agreement, the Parent Stockholder Voting Agreements or the Company Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions; and (iii) the Company Rights will not separate from the Company Common Stock as a result of the execution, delivery or performance of this Agreement, the Parent Stockholder Voting Agreements or the Company Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions (such amendment to the Company Rights Agreement being referred to as the "Company Rights Agreement Amendment").

        2.29    Acknowledgement by the Company.    The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3 or contained in the Parent Stockholder Voting Agreements. The representations and warranties by Parent and Merger Sub contained in Section 3 constitute the sole and exclusive representations and warranties of Parent, the other Abeline Corporations and their respective Representatives in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

        Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure would qualify such representation and warranty; and (c) any information set forth in the Parent SEC Documents filed on the SEC's EDGAR database on or after January 1, 2011 and publicly available prior to the date of this Agreement, other than information set forth therein under the headings "Risk Factors" or "Forward-Looking Statements" and any other information set forth therein that is predictive or forward-looking in nature):

        3.1    Subsidiaries; Due Organization; Etc.

        (a)   Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of the Parent and indicates its jurisdiction of organization. Neither the Parent nor any of Parent's Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Parent's Subsidiaries. No Abeline Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

        (b)   Each of the Abeline Corporations is a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c)   Each of the Abeline Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect.

        3.2    Certificate of Incorporation and Bylaws.    The Parent has delivered or Made Available to the Company accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Abeline Corporations, including all amendments thereto. The Parent has delivered or Made Available to the Company accurate and complete copies of: (a) the charters of all committees of the Parent Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes policies, or guidelines adopted by any of the Abeline Corporations or by the board of directors, or any committee of the board of directors, of any of the Abeline Corporations.

        3.3    Capitalization, Etc.

        (a)   The authorized capital stock of the Parent consists of: (i) 58,750,000 shares of Parent Common Stock, of which 21,182,147 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 2,000,000 shares of Parent Preferred Stock, of which 45,000 have been designated as Series A Junior Participating Preferred Stock, $0.01 par value, of which no shares of Parent Preferred Stock or Series A Junior Participating Preferred Stock have been issued and are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Abeline Corporations (other than the Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock.

        (b)   Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of the Parent; and (iii) there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. None of the Abeline Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities, except for the Parent's right to repurchase or reacquire restricted shares of Parent Common Stock held by an employee of the Parent upon termination of such employee's employment or upon any other forfeiture of a vesting condition.

        (c)   As of the date of this Agreement: (i) 2,107,249 shares of Parent Common Stock are subject to issuance pursuant to Parent Options; (ii) 59,076 shares of Parent Common Stock are reserved for future issuance pursuant to the Abeline 2010 Employee Stock Purchase Plan (the "Parent ESPP"); (iii) 643,370 shares of Parent Common Stock are subject to issuance upon the vesting of Parent RSUs; and (iv) 1,191,694 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Option Plans.

        (d)   As of the date of this Agreement, 45,000 shares of Parent Preferred Stock, designated as Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the "Parent Rights") issued pursuant to the Parent Rights Agreement.

        (e)   The Parent has delivered or Made Available to Company a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the type of Parent Equity Award (whether a Parent Option, a Parent RSU, or another type of Parent Equity Award); (iv) the number of shares of Parent Common Stock subject to such Parent Equity Award; (v) the per share exercise price (if any) of such Parent Equity Award; (vi) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vii) the date on which such Parent Equity Award was granted; (viii) the date on which such Parent Equity Award expires (if applicable); (ix) if such Parent Equity Award is a Parent Option, whether such Parent Option is an "incentive stock option" (as defined in the Code) or a non-qualified stock option; and (x) if such Parent Equity Award is in the form of Parent RSU, the dates on which shares of Parent Common Stock with respect to such Parent RSU are scheduled to be issued upon vesting. The Parent has delivered or Made Available to the Company accurate and complete copies of all equity plans pursuant to which any outstanding Parent Equity Awards were granted by the Parent, and the forms of all agreements evidencing such Parent Equity Awards. The exercise price of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option. All grants of Parent Equity Awards were recorded on the Parent's financial statements (including, any related notes thereto) contained in the Parent SEC Documents in accordance with GAAP, and no such grants involved any "back dating" or similar practices with respect to the effective date of grant (whether intentional or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or similar equity-based awards with respect to any of the Abeline Corporations.

        (f)    Except as set forth in Sections 3.3(a), 3.3(c) and 3.3(d), or as permitted from and after the date of this Agreement pursuant to Section 4.3, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Abeline Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Abeline Corporations or that has the right to vote on any matter on which the stockholders of Parent have the right to vote; (iii) Contract under which any of the Abeline Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Abeline Corporations.

        (g)   All outstanding shares of Parent Common Stock, and all options and other Parent Equity Awards and other securities of the Abeline Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

        (h)   All of the outstanding shares of capital stock of each of the Parent's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Parent, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

        3.4    SEC Filings; Financial Statements.

        (a)   The Parent has delivered or Made Available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications and other statements, reports, schedules, forms and other documents filed by the Parent with the SEC, including all amendments thereto, since January 1, 2010 (collectively, the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Parent or its officers with the SEC since January 1, 2010 have been so filed on a timely basis. None of the Parent's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the "Parent Certifications") is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 3 and in this Section 3.4, the term "file" and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

        (b)   The Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Abeline Corporations required to be disclosed by the Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. The Parent is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Select Market, and has not since January 1, 2010 received any notice asserting any non-compliance with the listing requirements of the NASDAQ Global Select Market.

        (c)   The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of the Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Abeline Corporations are required by GAAP to be included in the consolidated financial statements of the Parent. There are no comments from the SEC or its staff pending with respect to any statements, reports, schedules, forms or other documents filed by Parent with the SEC that remain outstanding and unresolved.

        (d)   The Parent's auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) "independent" with respect to the Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Parent's auditors for the Abeline Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

        (e)   The Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Abeline Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Abeline Corporations that could have a material effect on the Parent's consolidated financial statements. The Parent's management has completed an assessment of the effectiveness of the Parent's system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Parent's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Parent maintained effective internal control over financial reporting as of December 31, 2010. To the knowledge of the Parent, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since December 31, 2010, neither the Parent nor any of its Subsidiaries nor the Parent's independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Abeline Corporations; (B) any illegal act or fraud, whether or not material, that involves the Parent's management or other employees; or (C) any claim or allegation regarding any of the foregoing.

        (f)    Part 3.4(f) of the Parent Disclosure Schedule lists, and the Parent has delivered or Made Available to the Company accurate and complete copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Abeline Corporations since January 1, 2010. None of the Abeline Corporations has any obligation or other commitment to become a party to any such "off-balance sheet arrangements" in the future.

        3.5    Absence of Changes.    Except as set forth in Part 3.5 of the Parent Disclosure Schedule, since December 31, 2010 through the date of this Agreement:

          (a)   there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect;

          (b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Abeline Corporations (whether or not covered by insurance);

          (c)   none of the Abeline Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Abeline Corporations (other than repurchase of restricted Parent Common Stock in connection with termination of employment of the previous holder of such Parent Common Stock that were made in the ordinary course of business and consistent with past practices, or upon the cashless or net exercise of outstanding Parent Options);

          (d)   none of the Abeline Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options or vesting of Parent RSUs or pursuant to the Parent ESPP); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options and Parent RSUs identified in Part 3.3(e) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e)   the Parent has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Parent Option Plans; (ii) any provision of any Contract evidencing any outstanding Parent Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

          (f)    (i) there has been no amendment to the certificate of incorporation or bylaws of the Parent, (ii) none of the Abeline Corporations has effected or been a party to any merger,

  consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction and (iii) none of the Abeline Corporations has acquired or disposed of any business or a material amount of assets;

          (g)   the Abeline Corporations have not made any capital expenditures that in the aggregate exceed $1,000,000;

          (h)   none of the Abeline Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

          (i)    none of the Abeline Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (j)    none of the Abeline Corporations has: (i) adopted, established or entered into any Parent Employee Plan or Parent Employee Agreement; (ii) caused or permitted any Parent Employee Plan or Parent Employee Agreement to be amended in any material respect; or (iii) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees by in excess of $25,000 in any individual case;

          (k)   none of the Abeline Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

          (l)    none of the Abeline Corporations has made any material Tax election made any material amendments to Tax Returns previously filed, or settled or compromised any material Tax liability or refund;

          (m)  none of the Abeline Corporations has commenced or settled any Legal Proceeding;

          (n)   none of the Abeline Corporations has amended, terminated or granted any waiver under the Parent Rights Agreement or any "standstill" or similar agreement;

          (o)   none of the Abeline Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

          (p)   none of the Abeline Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(o)" above.

        3.6    Title to Assets.    The Abeline Corporations own, and have good and valid title to, all assets (excluding, for purposes of this Section 3.6, Intellectual Property and Intellectual Property Rights) purported to be owned by them, including: (a) all of said assets reflected on the Parent Audited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Audited Balance Sheet); and (b) all other of said assets reflected in the books and records of the Abeline Corporations as being owned by the Abeline Corporations. All of said assets are owned by the Abeline Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Abeline Corporations; and (iii) liens described in Part 3.6 of the Parent Disclosure Schedule. The Abeline Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Audited Balance Sheet; and (B) all other assets reflected in the books and records of the Abeline Corporations as being leased to the Abeline Corporations, and the Abeline Corporations enjoy undisturbed possession of such leased assets.

        3.7    Loans; Customers.

        (a)   Part 3.7(a) of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Abeline Corporations to any Company Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

        (b)   Part 3.7(b) of the Parent Disclosure Schedule accurately identifies Abeline Corporations' top 5 customers in the fiscal year ended on December 31, 2010 based on the revenues received by Abeline Corporations in that year. The Parent has not received any notice or other communication, and has not received any other information, indicating that any of its customers or other Person identified or required to be identified in Part 3.7(b) of the Parent Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Abeline Corporations.

        3.8    Equipment; Real Property; Leasehold.

        (a)   All material items of equipment and other tangible assets owned by or leased to the Abeline Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Abeline Corporations in the manner in which such businesses are currently being conducted.

        (b)   Except as set forth in Part 3.8(b) of the Parent Disclosure Schedule, no Abeline Corporation owns any real property. An Abeline Corporation owns fee simple title to all of the real properties set forth on Part 3.8(b) of the Parent Disclosure Schedule (the "Parent Owned Real Property"), in each case free and clear of all Encumbrances except for (i) minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the real property subject thereto or materially impair the operations of any of the Abeline Corporations, (ii) all Encumbrances disclosed on existing title policies or surveys Made Available to the Company prior to the date of this Agreement, and (iii) real estate Taxes and special assessments with respect to such Parent Owned Real Property that are not yet due and payable. No Person other than an Abeline Corporation has any ownership interest in any Parent Owned Real Property. None of the Abeline Corporations has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of Parent, threatened with respect to any material portion of any Parent Owned Real Property. No Abeline Corporation has received written notice of (A) any structural defects or any material violation of Legal Requirements relating to any Parent Owned Real Property or (B) any physical damage to any Parent Owned Real Property that is not covered by insurance and that would materially detract from the value of the Parent Owned Real Property subject thereto or materially impair the operations of any of the Abeline Corporations.

        (c)   Part 3.8(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Abeline Corporations leases real property from any other Person for annual rent payments in excess of $200,000. (All real property leased to the Abeline Corporations pursuant to the real property leases identified or required to be identified in Part 3.8(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Abeline Corporations, is referred to as the "Abeline Leased Real Property.") To the knowledge of the Parent, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Abeline Leased Real Property. Part 3.8(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Abeline Corporation) a right of use or occupancy of any of the Abeline Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.8(c) of the Parent Disclosure Schedule, there is no Person in possession of any Abeline Leased Real Property other than an Abeline Corporation. Since January 1, 2010, none of the Abeline Corporations has received any written notice (or, to the knowledge of the Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Abeline Leased Real Property which has not been fully remedied and withdrawn.

        3.9    Intellectual Property.

        (a)   Part 3.9(a) of the Parent Disclosure Schedule accurately identifies:

            (i)  in Part 3.9(a)(i) of the Parent Disclosure Schedule: (A) each material item of Registered IP in which any of the Abeline Corporations has or purports to have an ownership interest of any nature (whether solely or jointly with another Person) and that either: (1) covers any Parent Product; (2) covers the manufacture, development, support, maintenance or testing of any Parent Product and is not generally available on standard terms; or (3) is used or held for use in connection with any clinical stage Parent Product (the "Abeline Material Registered IP"); (B) the jurisdiction in which such Abeline Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Abeline Material Registered IP and the nature of such ownership interest; and

           (ii)  in Part 3.9(a)(ii) of the Parent Disclosure Schedule: (A) each material item of Registered IP licensed with respect to any field to any of the Abeline Corporations; (B) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed (x) to any of the Abeline Corporations (other than commercially available third party software) or (y) from any of the Abeline Corporations, and which Contract is material to the Abeline Corporations, including any material development, collaboration or commercialization agreements; and (C) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a nonexclusive license).

        (b)   The Parent has delivered or Made Available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used by any Abeline Corporation at any time since January 1, 2009: (i) terms and conditions with respect to the distribution, sale, or provisioning of any Parent Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision. Part 3.9(b) of the Parent Disclosure Schedule accurately identifies each Parent Contract concerning the subject matter of (i), (ii) or (iii) that is material to the Company and that deviates in any material respect from the corresponding standard form described above.

        (c)   The Abeline Corporations exclusively own all right, title and interest to and in the Parent IP (other than Intellectual Property Rights or Intellectual Property licensed to the Parent, as identified in Part 3.9(a)(ii) of the Parent Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Abeline Corporation in connection with the sale or license of Parent Products in the ordinary course of business). Without limiting the generality of the foregoing:

            (i)  all documents and instruments necessary to perfect the rights of the Abeline Corporations in the Parent IP that is Abeline Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

           (ii)  no Parent Associate, to the knowledge of the Parent, has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP and each Parent Associate who is or was involved in the creation or development of any Parent IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Abeline Corporations and confidentiality provisions protecting the Parent IP;

         (iii)  no Abeline Corporation has entered in any research or collaboration agreement with any Governmental Body that resulted in the development of any material Parent IP;

          (iv)  each Abeline Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Abeline Corporations, or purported to be held by any of the Abeline Corporations, as a trade secret;

           (v)  none of the Abeline Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Abeline Corporations to grant or offer to any other Person any license or right to any Parent IP; and

          (vi)  the Abeline Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights reasonably necessary to conduct the business of the Abeline Corporations as conducted as of the date of this Agreement.

        (d)   All Parent IP that is material to the business of any of the Abeline Corporations is valid, subsisting and enforceable.

        (e)   Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

        (f)    To the knowledge of the Parent, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Parent IP. Part 3.9(f) of the Parent Disclosure Schedule: (i) accurately identifies (and the Parent has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Abeline Corporations or any Representative of any of the Abeline Corporations between January 1, 2006 and the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Parent IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

        (g)   To the knowledge of the Parent, none of the Abeline Corporations and none of the Parent Products has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person in any material respect. Part 3.9(g) of the Parent Disclosure Schedule accurately identifies (and the Parent has provided to the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Abeline Corporations or, to the knowledge of the Parent, any Representative of any of the Abeline Corporations, between January 1, 2006 and the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property Right of any other Person by any of the Abeline Corporations.

        (h)   No infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property Right of any other Person is or, since

January 1, 2006, has been pending and served or, to the knowledge of the Parent, pending and not served or threatened against any Abeline Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Abeline Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

        (i)    Except as set forth in Part 3.9(i) of the Parent Disclosure Schedule, since January 1, 2006, none of the Abeline Corporations has received any notice or other communication relating to any actual or alleged infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Parent Products.

        (j)    Except as set forth in Part 3.9(j) of the Parent Disclosure Schedule, none of the Abeline Corporations has transferred title to, or granted any exclusive license with respect to, any material Parent IP.

        3.10    Contracts.

        (a)   Part 3.10(a) of the Parent Disclosure Schedule identifies each Parent Contract that is executory as of the date of this Agreement and that constitutes a Parent Material Contract. For purposes of this Agreement, "Parent Material Contract" shall mean:

            (i)  any Contract which is in effect and which has been filed (or is required to be filed) by the Parent as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, or that Parent is required to disclose under Item 404 of Regulation S-K under the Exchange Act;

           (ii)  any Contract: (A) constituting a Parent Employee Agreement; (B) pursuant to which any of the Abeline Corporations is or may become obligated to make any severance, termination or similar payment to any Parent Associate or any spouse, heir or Representative of any Parent Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $50,000 per employee; (C) pursuant to which any of the Abeline Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $50,000 to any Parent Associate; or (D) pursuant to which any of the Abeline Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Abeline Corporations;

         (iii)  any Contract identified or required to be identified in Part 3.9 of the Parent Disclosure Schedule;

          (iv)  any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

           (v)  any Contract that is with a supplier of products, product candidates, raw materials or any intermediate form of any drug product, or any services, which supplier is the only source or only supplier of such product, product candidate, raw material, intermediate form of drug product or service in the market place;

          (vi)  any Contract that provides for: (A) reimbursement of any current director or officer of an Abeline Corporation for, or advancement to any current director or officer of an Abeline Corporation of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any current director or officer of an Abeline Corporation;

         (vii)  any Contract imposing any restriction on the right or ability of any Abeline Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Abeline Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Parent Product;

        (viii)  any Contract incorporating or relating to any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

          (ix)  any Contract relating to any currency hedging;

           (x)  any Contract requiring that any of the Abeline Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

          (xi)  any Contract relating to the lease or sublease of Abeline Leased Real Property or of any real property owned by any Abeline Corporation;

         (xii)  any Contract that: (A) involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the fiscal year ending December 31, 2011 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the fiscal year ending December 31, 2011 or the following fiscal years; (C) involves the performance of services having a value in excess of $1,000,000 in the fiscal year ending December 31, 2011; (D) requires by its terms the performance of services having a value in excess of $1,000,000 in the fiscal year ending December 31, 2011 or the following fiscal years; (E) in which the Parent or any Abeline Corporation has granted development rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any Parent Product; (F) in which the Parent or any Abeline Corporation has agreed to purchase a minimum quantity of goods relating to any Parent Product or has agreed to purchase goods relating to any Parent Product exclusively from a certain party; (G) is (i) material to the Abeline Corporations and (ii) relates to the supply or manufacture of any Parent Product (including any raw materials or any intermediate form of any drug product) or that is with any clinical research organization or relates to any ongoing clinical trial; or (H) relates to the lease by an Abeline Corporation of material tangible personal property;

       (xiii)  any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

The Parent has delivered or Made Available to the Company an accurate and complete copy of each Parent Contract that constitutes a Parent Material Contract.

        (b)   Each Parent Contract that constitutes a Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        (c)   Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) none of the Abeline Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (ii) to the knowledge of the Parent, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (iii) to the knowledge of the Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Parent Material Contract; (B) give any Person the right to declare a default in any material respect under any Parent Material Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; or (E) give any Person the right to cancel, terminate or modify any Parent Material Contract; and (iv) since January 1, 2009, none of the Abeline Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract.

        3.11    Liabilities.    None of the Abeline Corporations has any accrued, contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Audited Balance Sheet; (b) liabilities that have been incurred by the Abeline Corporations since the date of the Parent Audited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Abeline Corporations pursuant to the express terms of Parent Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that are not, individually or in the aggregate, material to the Abeline Corporations, or that are described in Part 3.11 of the Parent Disclosure Schedule.

        3.12    Compliance with Legal Requirements; Regulatory Matters.

        (a)   Each of the Abeline Corporations is, and has during the past two years been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes, and all applicable Health Care Laws, which affect the business, properties, assets and activities of the Abeline Corporations. During the past five years, none of the Abeline Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

        (b)   All Parent Products subject to the jurisdiction of the FDA or Governmental Bodies which administer Health Care Laws in other jurisdictions are being marketed, sold, distributed, developed, manufactured, labeled, stored, tested and otherwise produced by or on behalf of the Abeline Corporations in compliance in all material respects with all applicable requirements under Health Care Laws. Part 3.12(b) of the Disclosure Schedule sets forth a complete and correct list of all Regulatory Authorizations from the FDA, or any other Governmental Body which administers Health Care Laws, held by the Abeline Corporations, and there are no other Regulatory Authorizations required for the Abeline Corporations or the Parent Products in connection with the conduct of the business of the Abeline Corporations as currently conducted.

        (c)   Neither any of the Abeline Corporations nor, to the knowledge of Parent, any officer, employee or agent of any of the Abeline Corporations, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body which administers Health Care Laws, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body which administers Health Care Laws, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other such Governmental Body to invoke the FDA Ethics Policy or any similar policy.

        (d)   All preclinical and clinical trials in respect of the activities of the Abeline Corporations being conducted by or on behalf of the Abeline Corporations are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls, and all applicable Health Care Laws, including but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and all applicable laws of the relevant Governmental Bodies outside the United States. No clinical trial conducted by or on behalf of the Abeline Corporations has been terminated or suspended by the FDA or any other applicable Governmental Body, and neither the FDA nor any other applicable Governmental Body has commenced or, to the knowledge of the Parent, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of any of the Abeline Corporations.

        (e)   No Parent Product has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) or has been the subject of any "dear doctor" notifications, investigator notices, safety alerts, or other notice of action related to an alleged lack of safety, efficacy, or regulatory compliance. No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending, or to the knowledge of the Parent, threatened, against the Parent or any of its affiliates, nor have any such proceedings been pending at any time. The Parent has, prior to the execution of this Agreement, provided or Made Available to the Company accurate summaries of all significant adverse drug experiences relating to any Parent Product that have occurred and with respect to which information has been obtained or otherwise received by any of the Abeline Corporations prior to the date of this Agreement from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers . In addition, the Parent (and each of the Abeline Corporations, as applicable) has filed all annual and periodic reports, amendments and safety reports required for any Parent Product required to be made to the FDA or any other Governmental Body.

        (f)    All batches and doses of any Parent Product that is or was previously marketed, sold, or distributed by any of the Abeline Corporations have been manufactured in conformance with cGMP and the product specifications set forth in any applicable Parent Contract Manufacturing Agreements. To the extent any batches or doses of any drug product deviated from cGMP and the product specifications, all such batches or doses were destroyed in accordance with applicable industry standards and the terms of any applicable Parent Contract Manufacturer Agreements, and the Parent possesses written records documenting any such destruction.

        (g)   No manufacturing site which assists in the manufacture of a Parent Product has been subject to a Governmental Body (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Body notice of inspectional observations, "warning letters," "untitled letters" or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Health Care Laws or Regulatory Authorizations, and, to the knowledge of the Parent, neither the FDA nor any Governmental Body is considering such action.

        (h)   The Abeline Corporations are not the subject of any pending or, to the knowledge of the Parent, threatened investigation in respect of any Abeline Corporation employee, officer or agent by the FDA pursuant to the FDA Ethics Policy. Neither any of the Abeline Corporations nor any of their respective officers, employees or agents, has been debarred, suspended or excluded under 21 U.S.C. Section 335a or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion under 21 U.S.C. Section 335a, or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Body.

        (i)    As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the knowledge of the Parent, threatened against any of the Abeline Corporations or their officers, consultants, employees or agents.

        (j)    The Abeline Corporations are not a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

        3.13    Certain Business Practices.    Neither the Parent nor any of its directors, employees or officers, and to the Parent's knowledge, no agents, consultants or distributors engaged by the Parent (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any official or employee of a foreign or domestic Governmental Body, (c) has violated or is violating any provision of any Anti-Bribery Law, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to any official or employee of a foreign or domestic Governmental Body to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Parent to be in violation of any applicable Anti-Bribery Law. The Parent has established and maintains a compliance program, internal controls and procedures appropriate for compliance with the Anti-Bribery Laws.

        3.14    Governmental Authorizations.

        (a)   The Abeline Corporations hold all material Governmental Authorizations necessary to enable the Abeline Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Abeline Corporation is, and at all times since January 1, 2009 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2009, none of the Abeline Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

        (b)   Part 3.14(b) of the Parent Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Abeline Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body. Each of the Abeline Corporations is in full compliance with all of the material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or could reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.

        3.15    Tax Matters.

        (a)   Each of the Tax Returns required to be filed by or on behalf of the respective Abeline Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Abeline Corporation Returns"): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Abeline Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings of for which adequate reserves have been established in accordance with GAAP.

        (b)   The Parent Audited Balance Sheet fully accrues all actual and contingent liabilities for material Taxes with respect to all periods through the date of the Parent Audited Balance Sheet.

        (c)   To the knowledge of Parent, no Abeline Corporation and no Abeline Corporation Return is subject to (or since January 1, 2009 has been subject to) an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Abeline Corporation Returns has been granted (by the Parent or any other Person), and no such extension or waiver has been requested from any Abeline Corporation.

        (d)   No claim or Legal Proceeding is pending or, to the knowledge of the Parent, has been threatened against or with respect to any Abeline Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Abeline Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Abeline Corporations and with respect to which adequate reserves for payment have been established on the Parent Audited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Abeline Corporations except liens for current Taxes not yet due and payable. None of the Abeline Corporations has been, and none of the Abeline Corporations will be, required to include any adjustment in taxable income for U.S. federal income Tax purposes for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (e)   No written claim has ever been made by any Governmental Body in a jurisdiction where an Abeline Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

        (f)    There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Abeline Corporation is a party, other than (i) Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business or (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

        (g)   No Abeline Corporation has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code.

        (h)   No Abeline Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii)of the Code.

        (i)    No Abeline Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Abeline Corporation may be subject, other than the affiliated group of which the Parent is the common parent. No Abeline Corporation has any liability for Taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

        (j)    The Parent has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

        (k)   No Abeline Corporation has participated in, or is currently participating in, a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

        (l)    The Abeline Corporations have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder or other Person.

        (m)  No Abeline Corporation has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        3.16    Employee and Labor Matters; Benefit Plans.

        (a)   Except as set forth in Part 3.16(a) of the Parent Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Abeline Corporations' employees is terminable by the applicable Abeline Corporation at will.

        (b)   Except as set forth in Part 3.16(b) of the Parent Disclosure Schedule, none of the Abeline Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Parent, seeking to represent any employees of any of the Abeline Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Abeline Corporations or any of their employees. There is not now pending, and, to the knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the knowledge of the Parent, threatened against any Abeline Corporation relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers' compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

        (c)   The Parent has delivered or Made Available to the Company an accurate and complete list, by country and as of the date hereof, of each Parent Employee Plan and each Parent Employee Agreement. None of the Abeline Corporations intends, and none of the Abeline Corporations has committed, to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

        (d)   The Parent has delivered or Made Available to the Company accurate and complete copies of: (i) all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (vii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code; and (viii) all material correspondence in its possession regarding any Parent Employee Plan regarding any audit, investigation or proceeding regarding such Parent Employee Plan or any fiduciary thereof.

        (e)   Each of the Abeline Corporations and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan and Parent Employee Agreement, and each Parent Employee Plan and Parent Employee Agreement has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Parent Pension Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of the Parent, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Parent Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Parent Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Parent Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. Each Parent Employee Plan (other than any Parent Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Abeline Corporations or any Parent Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the knowledge of the Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan or any fiduciary thereof. None of the Abeline Corporations, and no Parent Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Abeline Corporations and Parent Affiliates has made all contributions and other payments required by and due under the terms of each Parent Employee Plan and each Parent Employee Agreement. Neither the terms nor the performance of any Parent Employee Agreement or Parent Employee Plan would reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

        (f)    None of the Abeline Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Parent Employee Plan is or has been funded by, associated with or related to a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code. None of the Abeline Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Parent Pension Plan in which stock of any of the Abeline Corporations or any Parent Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no material liabilities of the Abeline Corporations with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements of the Parent in accordance with GAAP.

        (g)   None of the Abeline Corporations, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Parent Employee Plan provides (except at no cost to the Abeline Corporations or any Parent Affiliate), or reflects or represents any liability of any of the Abeline Corporations or any Parent Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Abeline Corporations or any Parent Affiliate, none of the Abeline Corporations nor any Parent Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Associate (either individually or to Parent Associates as a group) or any other Person that such Parent Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

        (h)   Except as set forth in Part 3.16(h) of the Parent Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

        (i)    Except as set forth in Part 3.16(i) of the Parent Disclosure Schedule, each of the Abeline Corporations and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not, to the knowledge of the Parent, liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

        (j)    There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made or will be made in connection with the Merger to any Parent Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Abeline Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

        (k)   Since January 1, 2009, none of the Abeline Corporations has effectuated a "plant closing," partial "plant closing," "relocation", "mass layoff" or "termination" (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Abeline Corporations.

        (l)    Each Parent Employee Plan and Parent Employee Agreement that is a "nonqualified deferred compensation plan" (as defined under Code Section 409A) has been operated in compliance in all material respects with Code Section 409A and has complied in all material respects with applicable document requirements of 409A. No stock right or other equity option or appreciation right granted under any benefit plan has an exercise price that is less than the fair market value of the underlying stock or equity units (as the case may be) as of the date of such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

        3.17    Environmental Matters.

        (a)   None of the Abeline Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Parent Associate or otherwise, that alleges that any of the Abeline Corporations is not or might not be in compliance with any Environmental Law, and, to the knowledge of the Parent, there are no circumstances that may prevent or interfere with the compliance by any of the Abeline Corporations with any Environmental Law in the future.

        (b)   To the knowledge of the Parent: (i) all Abeline Leased Real Property and any other property that is or was leased to or owned, controlled or used by any of the Abeline Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Abeline Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Abeline Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Abeline Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Abeline Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

        (c)   No Abeline Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

        (d)   Except with respect to Contracts relating to Abeline Leased Real Property, none of the Abeline Corporations has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Abeline Corporations or any other Person relating to Materials of Environmental Concern.

        3.18    Insurance.    Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Abeline Corporations is in full force and effect. Since January 1, 2009, none of the Abeline Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Abeline Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

        3.19    Transactions with Affiliates.    Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Parent's last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        3.20    Legal Proceedings; Orders.

        (a)   Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, there is not as of the date hereof, and there has not been since January 1, 2009, any pending and served Legal Proceeding, or (to the knowledge of the Parent) any pending but not served Legal Proceeding and during such period no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Abeline Corporations, any business of any of the Abeline Corporations, any of the assets owned, leased or used by any of the Abeline Corporations or, to the knowledge of the Parent, any Parent Associate (in their capacity as such); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the knowledge of the Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause "(i)" or clause "(ii)" of the first sentence of this Section 3.20(a).

        (b)   There is no Order to which any of the Abeline Corporations, or any of the material assets owned or used by any of the Abeline Corporations, is subject. To the knowledge of the Parent, no officer or other key employee of any of the Abeline Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Abeline Corporations.

        3.21    Authority; Binding Nature of Agreement.    Parent and Merger Sub have the corporate right, power and authority to enter into and perform their respective obligations under this Agreement and, subject to obtaining the Required Parent Stockholder Vote and the Required Merger Sub Stockholder Vote, respectively, consummate the transactions contemplated hereby. The Parent Board (at a meeting duly called and held) has unanimously: (a) determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, Parent and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by Parent and the issuance of shares of Parent Common Stock pursuant to this Agreement; and (c) recommended the approval of the issuance of the Parent Common Stock pursuant to this Agreement for purposes of Nasdaq Listing Rule 5635 by the holders of Parent Common Stock and directed that the issuance of such shares be submitted for consideration by the Parent's stockholders at the Parent Stockholders' Meeting. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors' rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.22    Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes.    The Parent Board has taken, and during the Pre-Closing Period the Parent Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Parent Stockholder Voting Agreements, or to the consummation of the Merger or any of the other Contemplated Transactions. The Parent Board (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing the Parent not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement (other than Section 203 of the DGCL) applies or purports to apply to the Merger, this Agreement, the Parent Stockholder Voting Agreements or any of the Contemplated Transactions. None of the Parent or, to the knowledge of Parent, any of its respective "affiliates" or "associates" is or has been an "interested stockholder" (as defined in Section 203 of the DGCL) with respect to the Company.

        3.23    Vote Required.    The only vote of Parent's stockholders required to consummate the transactions contemplated hereby is the affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or by proxy at the Parent Stockholders' Meeting in favor of the approval of the issuance of the Parent Common Stock pursuant to this Agreement for the purpose of approving such issuance Nasdaq Listing Rule 5635 (the "Required Parent Stockholder Vote"). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the "Required Merger Sub Stockholder Vote") is the only vote of the holders of any class or series of Merger Sub's capital stock necessary to adopt this Agreement or consummate the transactions contemplated hereby. Parent is the sole stockholder of record of Merger Sub. Parent shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution of this Agreement.

        3.24    Non-Contravention; Consents.    Assuming compliance with the applicable provisions of the DGCL, the HSR Act, and the listing requirements of the NASDAQ Global Select Market, except as set forth in Part 3.24 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

          (a)   contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Abeline Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Abeline Corporations;

          (b)   contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Abeline Corporations, or any of the assets owned or used by any of the Abeline Corporations, is subject;

          (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Abeline Corporations or that otherwise relates to the business of any of the Abeline Corporations or to any of the assets owned or used by any of the Abeline Corporations;

          (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) accelerate the maturity or performance of any such Parent Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract; or

          (e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Abeline Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Abeline Corporations).

        Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, and the listing requirements of the NASDAQ Global Select Market, none of the Abeline Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Abeline Corporations.

        3.25    Opinion of Financial Advisor.    The Parent Board has received the written opinion of Morgan Stanley & Co. LLC (the "Parent's Financial Advisor"), financial advisor to the Parent, dated July 19, 2011, to the effect that the Exchange Ratio is fair, from a financial point of view, to the Parent. The Parent has furnished an accurate and complete copy of said written opinion to the Company.

        3.26    Financial Advisor.    Except for the Parent's Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Abeline Corporations. The Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Parent's Financial Advisor.

        3.27    Disclosure.    None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus included therein will, at the time the Form S-4 Registration Statement is filed, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent, at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting (or any adjournment or postponement thereof) and at the Effective Time, comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

        3.28    Rights Agreement.    Based on Parent's review of Schedule 13D and G filings made with respect to the Company on or before the date of this Agreement and the information provided in the Company Stockholder Voting Agreements, (i) none of the Company, any of its stockholders nor any of their respective Affiliates or Associates (as such terms are defined in the Parent Rights Agreement), will be an Acquiring Person (as defined in the Parent Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or the Parent Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions; (ii) neither a Stock Acquisition Date (as defined in the Parent Rights Agreement) nor a

Distribution Date (as defined in the Parent Rights Agreement) will occur as a result of the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or the Parent Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions; and (iii) the Parent Rights will not separate from the Parent Common Stock as a result of the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or the Parent Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions. Each of the shares of Parent Common Stock to be issued in the Merger (including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and Company RSUs) will be entitled to one Parent Right pursuant to the Parent Rights Agreement and all other rights to which other holders of Parent Common Stock are entitled to receive.

        3.29    Valid Issuance.    The Parent Common Stock to be issued in the Merger (including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and upon vesting and issuance of assumed and converted Company RSUs) has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

        3.30    Acknowledgement by Parent.    Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2 or contained in the Company Stockholder Voting Agreements. The representations and warranties by the Company contained in Section 2 constitute the sole and exclusive representations and warranties of the Company, the other Alamo Corporations and their respective Representatives in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

        3.31    Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

  Section 4. CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

        4.1    Access and Investigation.    During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the "Pre-Closing Period"), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its Representatives and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company and Parent shall, and shall cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective chief financial officers and other officers responsible for the Company's and Parent's financial statements and the internal controls, respectively, to discuss such matters as the Company or Parent may deem necessary or appropriate in order to enable Parent to comply following the Closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto. Subject to Section 5.7 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company and Parent shall promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Alamo Corporations or the Abeline Corporations, respectively, in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require the Company or the Parent to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

        4.2    Operation of the Business of the Alamo Corporations.

        (a)   During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or if Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed): (i) the Company shall ensure that each of the Alamo Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Alamo Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and directors, and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Company's knowledge, either: (A) with respect to a Governmental Body, threatened; or (B) with respect to any other Person, threatened in writing, against, relating to, involving or otherwise affecting any of the Alamo Corporations that relates to any of the Contemplated Transactions.

        (b)   Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and the Company shall ensure that each of the other Alamo Corporations does not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed):

            (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Alamo Corporations to the extent consistent with past practices; or (B) pursuant to the Company's right to purchase restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee's employment or upon the cashless or net exercise of outstanding Company Options or to satisfy withholding obligations upon vesting or exercise of equity awards;

           (ii)  sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock: (aa) upon the valid exercise of Company Options or upon the vesting of any Company RSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Company ESPP; and (2) Company may, in the ordinary course of business and consistent with past practices grant Company Equity Awards to employees (other than named executive officers (as defined in Item 402 of Regulation S-K under the Securities Act)) of an Alamo Corporation under the Company Option Plans; provided that such Company Equity Awards may not exceed (x) with respect to new hires, the amounts listed on Schedule 4.2(b)(ii) and (y) with respect to replacement hires, an amount of Equity Awards consistent with past practice with respect to the position being filled);

         (iii)  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option, restricted stock grant, or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related Contract;

          (iv)  amend, terminate or grant any waiver under the Company Rights Agreement or any standstill agreements (except as permitted in Section 4.4(e));

           (v)  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

          (vi)  (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

         (vii)  make any capital expenditure (except that the Alamo Corporations may make any capital expenditure that: (A) is provided for in the Company's capital expense budget delivered or Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Alamo Corporations since the date of this Agreement but not provided for in the Company's capital expense budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

        (viii)  other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Company Material Contract or any other Contract that is material to the Alamo Corporations (taken as a whole), it being agreed that entering into or amending any real estate lease shall be deemed to be a Company Material Contract not entered into in the ordinary course of business; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract or any other Contract that is material to the Alamo Corporations (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

          (ix)  acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; (B) assets that are immaterial to the business of the Alamo Corporations; or (C) sales of inventory in the ordinary course of business);

           (x)  make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Alamo Corporations;

          (xi)  lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

         (xii)  establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement; (C) pay severance, retention or change-of-control or similar benefits pursuant to any Company Employee Plan or Company Employee Agreement as set forth on Part 4.2(b)(xii) of the Company Disclosure Schedule; (D)(1) enter into ordinary course compensation arrangements with any new employee hired in accordance with clause (xiii), consistent with past practice or (2) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable in connection with the promotion of any employee in the ordinary course of business and in accordance with clause (xiii), consistent with past practice; and (E) may make payments or increase any benefits as required by the terms of any Company Employee Plan or Company Employee Agreement as in effect as of the date of this Agreement or as set forth on Part 4.2(b)(xii) of the Company Disclosure Schedule);

       (xiii)  hire any employee (except (A) to fill any position set forth in Part 4.2(b) of the Company Disclosure Schedule or (B) in order to fill a position at the level of director or below vacated after the date of this Agreement) or promote any employee to the level of Vice President or above;

        (xiv)  other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

         (xv)  make any material Tax election, make any material amendments to Tax Returns previously filed, or settle or compromise any material Tax liability or refund;

        (xvi)  commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of "Contemplated Transactions;"

       (xvii)  except as permitted pursuant to Section 5.16, settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Alamo Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Audited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Alamo Corporations of not more than $200,000 in the aggregate;

      (xviii)  enter into any Contract covering any Company Employee, or make any payment to any Company Employee (other than pursuant to a Company Employee Plan or a Company Employee Agreement as in effect as of the date of this Agreement), that, considered individually or considered collectively with any other Contracts or payments, will, or would reasonably be expected to, be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

        (xix)  take any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify; or

         (xx)  agree or commit to take any of the actions described in clauses "(i)" through "(xix)" of this Section 4.2(b).

        (c)   During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Alamo Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

        4.3    Operation of the Business of the Abeline Corporations.

        (a)   During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or if the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed): (i) Parent shall ensure that each of the Abeline Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Abeline Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and directors, and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company of any claim asserted or Legal Proceeding commenced, or, to Parent's knowledge either: (A) with respect to a Governmental Body, threatened; or (B) with respect to any other Person, threatened in writing, against, relating to, involving or otherwise affecting any of the Abeline Corporations that relates to any of the Contemplated Transactions.

        (b)   Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, during the Pre-Closing Period, Parent shall not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Company, which consent shall not be unreasonably withheld or delayed), and Parent shall ensure that each of the other Abeline Corporations does not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed):

            (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Abeline Corporations to the extent consistent with past practices; or (B) pursuant to Parent's right to purchase restricted shares of Parent Common Stock held by an employee of Parent upon termination of such employee's employment or upon the cashless or net exercise of outstanding Parent Options or to satisfy withholding obligations upon vesting or exercise of equity awards;

           (ii)  sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Parent may issue shares of Parent Common Stock: (aa) upon the valid exercise of Parent Options or upon the vesting of any Parent RSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Parent ESPP; and (2) Parent may, in the ordinary course of business and consistent with past practices grant Parent Equity Awards to employees (other than named executive officers (as defined in Item 402 of Regulation S-K under the Securities Act)) of an Abeline Corporation under the Parent Option Plans; provided that such Parent Equity Awards may not exceed (x) with respect to new hires, the amounts listed on Schedule 4.3(b)(ii) and (y) with respect to replacement hires, an amount of Equity Awards consistent with past practice with respect to the position being filled);

         (iii)  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related Contract;

          (iv)  amend, terminate or grant any waiver under Parent Rights Agreement or any standstill agreements (except as permitted by Section 4.4(e));

           (v)  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

          (vi)  (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

         (vii)  make any capital expenditure (except that the Abeline Corporations may make any capital expenditure that: (A) is provided for in Parent's capital expense budget delivered or Made Available to the Company prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Abeline Corporations since the date of this Agreement but not provided for in Parent's capital expense budget delivered or Made Available to the Company prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

        (viii)  other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Parent Material Contract or any other Contract that is material to the Abeline Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract or any other Contract that is material to the Abeline Corporations (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

          (ix)  acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; (B) assets that are immaterial to the business of the Abeline Corporations; or (C) sales of inventory in the ordinary course of business);

           (x)  make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Abeline Corporations;

          (xi)  lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

         (xii)  establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Parent: (A) may amend the Parent Employee Plans to the extent required by applicable Legal Requirements; (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement; (C) pay severance, retention or change-of-control or similar benefits pursuant to any Parent Employee Plan or Parent Employee Agreement as set forth on Part 4.3(b)(xii) of the Parent Disclosure Schedule; (D)(1) enter into ordinary course compensation arrangements with any new employee hired in accordance with clause (xiii), consistent with past practice or (2) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable in connection with the promotion of any employee in the ordinary course of business and in accordance with clause (xiii), consistent with past practice; and (E) may make payments or increase any benefits as required by the terms of any Parent Employee Plan or Parent Employee Agreement as in effect as of the date of this Agreement or as set forth on Part 4.3(b)(xii) of the Parent Disclosure Schedule);

       (xiii)  hire any employee (except (A) to fill any position set forth in Part 4.3(b) of the Parent Disclosure Schedule or (B) in order to fill a position at the level of director or below vacated after the date of this Agreement) or promote any employee to the level of Vice President or above;

        (xiv)  other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

         (xv)  make any material Tax election, make any material amendments to Tax Returns previously filed, or settle or compromise any material Tax liability or refund;

        (xvi)  commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of "Contemplated Transactions;"

       (xvii)  except as permitted pursuant to Section 5.16, settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Abeline Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Audited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Abeline Corporations of not more than $200,000 in the aggregate;

      (xviii)  enter into any Contract covering any Parent Employee, or make any payment to any Parent Employee (other than pursuant to a Parent Employee Plan or a Parent Employee Agreement as in effect as of the date of this Agreement), that, considered individually or considered collectively with any such Contracts or payments, will, or would reasonably be expected to, be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

        (xix)  take any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify; or

         (xx)  agree or commit to take any of the actions described in clauses "(i)" through "(xix)" of this Section 4.3(b).

        (c)   During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Abeline Corporations. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

        4.4    No Solicitation.

        (a)   During the Pre-Closing Period, the Company shall not, directly or indirectly, and the Company shall not permit its Subsidiaries and the respective Representatives of the Alamo Corporations to, directly or indirectly:

            (i)  solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Alamo Corporation or Acquisition Inquiry with respect to an Alamo Corporation;

           (ii)  knowingly furnish any information regarding any of the Alamo Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Alamo Corporation or Acquisition Inquiry with respect to an Alamo Corporation;

         (iii)  engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Alamo Corporation or Acquisition Inquiry with respect to an Alamo Corporation;

          (iv)  approve, endorse or recommend any Acquisition Proposal with respect to an Alamo Corporation or Acquisition Inquiry with respect to an Alamo Corporation; or

           (v)  enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to an Alamo Corporation.

provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.4(a) shall not prohibit the Company from furnishing information regarding the Alamo Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is reasonably expected to result in a Company Superior Offer that is submitted to the Company by such Person (and not withdrawn) if: (A) such Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4; (B) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company's stockholders under applicable law; (C) at least two business days prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement (which the Company may discuss with such Person during the two day period) containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include "standstill" provisions); and (D) at least two business days prior to furnishing any such information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously furnished or Made Available by the Company to Parent). Parent and the Company agree that any action inconsistent with the restrictions set forth in this Section 4.4 by any Alamo Corporation or by any Representative of an Alamo Corporation will be deemed to be a breach of this Section 4.4 by the Company.

        (b)   During the Pre-Closing Period, Parent shall not, directly or indirectly, and Parent shall cause its Subsidiaries and the respective Representatives of the Abeline Corporations not to, directly or indirectly:

            (i)  solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Abeline Corporation or Acquisition Inquiry with respect to an Abeline Corporation;

           (ii)  knowingly furnish any information regarding any of the Abeline Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Abeline Corporation or Acquisition Inquiry with respect to an Abeline Corporation;

         (iii)  engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Abeline Corporation or Acquisition Inquiry with respect to an Abeline Corporation;

          (iv)  approve, endorse or recommend any Acquisition Proposal with respect to an Abeline Corporation or Acquisition Inquiry with respect to an Abeline Corporation; or

           (v)  enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to an Abeline Corporation.

provided, however, that prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, this Section 4.4(b) shall not prohibit Parent from furnishing information regarding the Abeline Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is reasonably expected to result in a Company Superior Offer that is submitted to Parent by such Person (and not withdrawn): (A) such Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4; (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably constitute a breach of the fiduciary duties of the Parent Board to Parent's stockholders under applicable law; (C) at least two business days prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent's intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement (which the Parent may discuss with such Person during the two day period) containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include "standstill" provisions); and (D) at least two business days prior to furnishing any such information to such Person, Parent furnishes such information to the Company (to the extent such information has not been previously furnished or Made Available by Parent to the Company). The Company and Parent agree that any action inconsistent with the restrictions set forth in this Section 4.4 by any Abeline Corporation or by any Representative of an Abeline Corporation will be deemed to be a breach of this Section 4.4 by Parent.

        (c)   Each of Parent and the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to an Alamo Corporation or an Abeline Corporation, as the case may be, or Acquisition Inquiry with respect to an Alamo Corporation or an Abeline Corporation, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry, including any negotiations with respect thereto; and (ii) the status and terms of any material modification or proposed material modification thereto.

        (d)   Each of Parent and the Company shall, and shall cause their respective Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

        (e)   Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, "standstill" or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable efforts to cause each such agreement to be enforced at the request of the other party to this Agreement, except that each of Parent and the Company may waive any "standstill" or similar contract to which any such party or any subsidiary is a party if the party's board of directors concludes in good faith, after having consulted with outside counsel, that the failure to take such action would reasonably constitute a breach of any fiduciary duties of the party's board of directors.

  Section 5. ADDITIONAL COVENANTS OF THE PARTIES

        5.1    Registration Statement; Joint Proxy Statement/Prospectus.

        (a)   As promptly as practicable after the date of this Agreement, Parent and the Company shall cooperate to prepare and Parent shall cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use commercially reasonable efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to, provide the other party (and its counsel) with a reasonable opportunity to review and comment on, and respond promptly to any comments of the SEC or its staff with respect to the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus; (iii) to provide the other party (and its counsel) with a reasonable opportunity to review and comment on the Form S-4

Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement thereto, prior to filing of any such document with the SEC; (iv) to have the Form S-4 Registration Statement become effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (v) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. The Company shall cause to be filed with the SEC the Joint Proxy Statement/Prospectus, Parent shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent's stockholders, and the Company shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, in each case as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

        (b)   Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

        5.2    Company Stockholders' Meeting.

        (a)   The Company: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement and to vote, on an advisory basis, on a proposal to approve the compensation that may be payable to the Company's named executive officers in connection with the Merger (a "say-on-golden parachute compensation" vote) as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder (the "Company Stockholders' Meeting"); and (ii) shall submit such proposals to such holders at the Company Stockholders' Meeting and shall not submit any other proposals to such holders in connection with the Company's Stockholders' Meeting without the prior written consent of Parent. The Company in consultation with Parent shall set a record date for persons entitled to notice of, and to vote at, the Company's Stockholders' Meeting and shall not change such record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Subject to the rights to postpone or adjourn the Company Stockholders' Meeting set forth below, the Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited by the Alamo Corporations and their Representatives in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company may after consultation with Parent adjourn or postpone the Company's Stockholders' Meeting only: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/

Prospectus that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to the Company's stockholders; (B) if as of the time for which the Company Stockholders' Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company's Stockholders' Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement.

        (b)   Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board has determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, and recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (such determination and recommendation being referred to as the "Company Board Recommendation"); (ii) the Company Board Recommendation shall not be directly or indirectly withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to publicly reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company's stockholders, within five business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; (C) fail to issue, within five business days after an Acquisition Proposal with respect to an Alamo Corporation is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) resolve to take any action described in clauses "(ii)" or "(iii)" of this sentence (each of the foregoing actions described in clauses "(ii)" and "(iii)" being referred to as a "Company Change in Recommendation").

        (c)   Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation:

            (i)  if: (A) the Company has not breached its obligations under Section 4.4 in connection with the offer referred to in the following clause "(B);" (B) after the date of this Agreement, an unsolicited, bona fide, written offer to acquire all of the outstanding shares of Company Common Stock (whether through a tender offer, merger or otherwise) is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within three business days after Parent receives written notice from the Company confirming that the Company Board has determined that such offer is a Company Superior Offer; (E) during such three business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such three business day period, such offer has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause "(E)" or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, a failure to make a Company Change in Recommendation would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company's stockholders under applicable law; or

           (ii)  if: (A) other than (1) the development or circumstances contemplated by clause "(i)" of this Section 5.2(c) or (2) in connection with or as a result of the making of, or any development or circumstance relating to, an Acquisition Proposal with respect to an Alamo Corporation or an Acquisition Inquiry with respect to an Alamo Corporation, a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to the Company Board nor reasonably foreseeable to the Company Board as of the date of this Agreement (such material development or change in circumstances being referred to as a "Company Intervening Event"); (B) at least three business days prior to any meeting of the Company Board at which the Company Board will consider whether such Company Intervening Event requires the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such three business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Company Intervening Event; and (D) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Intervening Event, a failure to make a Company Change in Recommendation would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company's stockholders under applicable law.

        5.3    Parent Stockholders' Meeting.

        (a)   Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on a proposal to approve the issuance of shares of Parent Common Stock in the Merger pursuant to Nasdaq Listing Rule 5635 (the "Parent Stockholders' Meeting"); and (ii) shall submit such proposal to such holders at the Parent Stockholders' Meeting and shall not submit any other proposal to such holders in connection with the Parent Stockholders' Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for persons entitled to notice of, and to vote at, the Parent Stockholders' Meeting and shall not change such record date without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Subject to the rights to postpone or adjourn the Parent Stockholders' Meeting set forth below, the Parent Stockholders' Meeting shall be held on the same date as the Company Stockholders' Meeting (unless otherwise agreed upon by the Company and Parent). Parent shall ensure that all proxies solicited by the Abeline Corporations and their Representatives in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent may after consultation with the Company adjourn or postpone the Parent Stockholders' Meeting only: (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to Parent's stockholders; (ii) if as of the time for which the Parent Stockholders' Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders' Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of Parent Common Stock in the Merger.

        (b)   Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board has determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, Parent and its stockholders, and recommends that Parent's stockholders vote to approve the issuance of shares of Parent Common Stock in the Merger at the Parent Stockholders' Meeting (such determination and recommendation being referred to as the "Parent Board Recommendation"); (ii) the Parent Board Recommendation shall not be directly or indirectly withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to publicly reaffirm the Parent Board Recommendation, or fail to publicly state that this Agreement and the Merger are in the best interest of Parent and its stockholders, within five business days after the Company requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; (C) fail to issue, within five business days after an Acquisition Proposal with respect to an Abeline Corporation is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) resolve to take any action described in clauses "(ii)" or "(iii)" of this sentence (each of the foregoing actions described in clauses "(ii)" and "(iii)" being referred to as a "Parent Change in Recommendation").

        (c)   Notwithstanding anything to the contrary contained in Section 5.3(b) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation:

            (i)  if: (A) Parent has not breached its obligations under Section 4.4 in connection with the offer referred to in the following clause "(B);" (B) after the date of this Agreement, an unsolicited, bona fide, written offer to acquire all of the outstanding shares of Parent Common Stock (whether through a tender offer, merger or otherwise) is made to Parent and is not withdrawn; (C) the Parent Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within three business days after the Company receives written notice from Parent confirming that the Parent Board has determined that such offer is a Parent Superior Offer; (E) during such three business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the offer that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such three business day period, such offer has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause "(E)" or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, a failure to make a Parent Change in Recommendation would reasonably constitute a breach of the fiduciary duties of the Parent Board to Parent's stockholders under applicable law; or

           (ii)  if: (A) other than (1) the development or circumstances contemplated by clause "(i)" of this Section 5.3(c) or (2) in connection with or as a result of the making of, or any development or circumstance relating to, an Acquisition Proposal with respect to an Abeline Corporation or an Acquisition Inquiry with respect to an Abeline Corporation, a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to the Parent Board nor reasonably foreseeable to the Parent Board as of the date of this Agreement (such material development or change in circumstances being referred to as an "Parent Intervening Event" and, together with a Company Intervening Event, as applicable, an "Intervening Event"); (B) at least three business days prior to any meeting of the Parent Board at which the Parent Board will consider whether such Parent Intervening Event requires the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation, Parent provides the Company with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such three business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Parent Intervening Event; and (D) the Parent

  Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Intervening Event, a failure to make a Parent Change in Recommendation would reasonably constitute a breach of the fiduciary duties of the Parent Board to Parent's stockholders under applicable law.

        5.4    Stock Options and Company ESPP.

        (a)   At the Effective Time, (x) each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which such Company Option is evidenced; (y) each award of Company RSUs outstanding immediately prior to the Effective Time shall be converted at the Effective Time into an award of Parent RSUs on the same terms and conditions as were applicable under such award of Company RSUs with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such award immediately prior to the Effective Time by the Exchange Ratio; and (z) each share of Parent Common Stock into which a share of Company Restricted Stock was converted pursuant to Section 1.5 shall be a share of Parent Restricted Stock and shall remain subject to the same terms and conditions as were applicable under the award of Company Restricted Stock immediately prior to the Effective Time. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall remain unchanged; provided, however, that Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option, Company Restricted Stock or Company RSUs assumed by Parent.

        (b)   Parent shall file with the SEC, no later than 10 business days after the date on which the Merger becomes effective, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options, Company Restricted Stock or Company RSUs assumed by Parent in accordance with Section 5.4(a).

        (c)   At the Effective Time, Parent shall assume all of the Company Option Plans. Parent shall be entitled to grant stock awards under each such Company Option Plan, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 5.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Option Plan.

        (d)   Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take all action that may be necessary (under the Company Option Plans and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Equity Awards have no rights with respect thereto other than those specifically provided in this Section 5.4.

        (e)   Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period (or similar period during which Company Common Stock may be purchased) under the Company ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to the date on which the Merger becomes effective being referred to as the "Designated Date"); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; and (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; provided, however, that the actions described in clauses "(i)" through "(iii)" of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

        5.5    Employee Benefits.

        (a)   Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements all employees of the Alamo Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to participate in Parent's health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent.

        (b)   Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Company Indemnified Persons to the extent of their respective rights pursuant to Section 5.6, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Except for Parent Indemnified Persons to the extent of their respective rights pursuant to Section 5.6(b), no Parent Associate, shall be deemed to be a third party beneficiary of this Agreement.

        (c)   If requested in writing by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a "Company 401(k) Plan"). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Parent). The Company also shall take, prior to the Effective Time, such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request in writing.

        (d)   With respect to each "employee benefit plan" as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an "employee benefit plan" as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the "Parent Benefit Plans") in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation, in any such Parent Benefit Plan to the extent such service was credited under the applicable Company Benefit Plan. In addition, and subject to the concurrence of any third-party insurers (which Parent shall use commercially reasonable efforts to obtain), Parent shall or shall cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time.

        (e)   To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company and Parent shall cooperate with each other to ensure that such requirements are complied with prior to the Effective Time.

        (f)    Prior to the Effective Time, (i) the Company shall not, and shall ensure that its Subsidiaries and the respective Representatives of the Alamo Corporations do not, make any commitment to any employees of the Alamo Corporations regarding continuing post-Closing employment, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which approval shall not be unreasonably withheld and (ii) the Parent shall not, and shall ensure that its Subsidiaries and the respective Representatives of the Abeline Corporations do not, make any commitment to any employees of the Abeline Corporations regarding continuing post-Closing employment, including post-Closing employee benefits and compensation, without the prior written approval of the Company, which approval shall not be unreasonably withheld.

        (g)   Nothing contained herein shall be construed as requiring the Alamo Corporations or the Abeline Corporations to continue any specific Company Employee Plan or Parent Employee Plan. The provisions of this Section 5.5 are for the sole benefit of Parent and the Company and nothing in this Section 5.5, expressed or implied, is intended or shall be construed to constitute an amendment of any Company Employee Plan or Parent Employee Plan (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Company Employees, including Continuing Employees, prior to, on or following the Effective Time.

        5.6    Indemnification of Officers and Directors.

        (a)   Company Indemnified Person.

            (i)  All rights to indemnification, advancement of expenses and exculpation from liabilities by the Company or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Company or its Subsidiaries at or prior to the Effective Time (the "Company Indemnified Persons") for their acts and omissions as directors, officers, employees or agents of the Company or its Subsidiaries occurring prior to the Effective Time, as provided in the Company's certificate of incorporation or bylaws (as in effect as of the date of this Agreement)

  and as provided in any indemnification agreements between the Company and said Company Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed and performed by the Surviving Corporation and any applicable Subsidiaries to the fullest extent permitted by applicable law for a period of six years from the date on which the Merger becomes effective. Parent shall cause the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company and such Subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such person's prior written consent. Parent guarantees the full and timely performance of the obligations of the Surviving Corporation and its Subsidiaries under this Section 5.6(a).

           (ii)  At or prior to the Effective Time, the Company or the Surviving Corporation shall purchase a directors' and officers' liability insurance "tail policy" with a claims period of six years from the Effective Time, and on terms and conditions no less favorable to the Company Indemnified Parties than those in effect under the Company Existing D&O Policy in effect on the date hereof, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors, officers, employees and agents of the Company or its Subsidiaries occurring prior to the Effective Time. If such "tail policy" is not obtained then from the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors, officers, employees or agents of the Company or any of its Subsidiaries occurring at or prior to the Effective Time, the existing policy of directors' and officers' and fiduciary liability insurance maintained by the Company as of the date of this Agreement in the form delivered or Made Available by the Company to Parent prior to the date of this Agreement (the "Company Existing D&O Policy"), to the extent that directors' and officers' liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Company Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Company Existing D&O Policy (or for any substitute policies) in excess of $1.05 million (the "Company Maximum Premium"). In the event any future annual premiums for the Company Existing D&O Policy (or any substitute policies) exceed the Company Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Company Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Company Maximum Premium.

        (b)   Parent Indemnified Person.

            (i)  All rights to indemnification, advancement of expenses and exculpation from liabilities by the Parent or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Parent or its Subsidiaries at or prior to the Effective Time(the "Parent Indemnified Persons") for their acts and omissions as directors, officers, employees or agents of the Parent or its Subsidiaries occurring prior to the Effective Time, as provided in the Parent's certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Parent and said Parent Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed by the Parent and such Subsidiaries to the fullest extent permitted by applicable law for a period of six years from the date on which the Merger becomes effective.

           (ii)  From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Parent shall maintain in effect, for the benefit of the Parent Indemnified Persons with respect to their acts and omissions as directors, officers, employees or agents of the Parent or any of its Subsidiaries occurring at or prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Parent as of the date of this Agreement in the form delivered or Made Available by the Parent to Company prior to the date of this Agreement (the "Parent Existing D&O Policy"), to the extent that directors' and officers' liability insurance coverage is commercially available; provided, however, that: (i) the Parent may substitute for the Parent Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Parent shall not be required to pay annual premiums for the Parent Existing D&O Policy (or for any substitute policies) in excess of $1.6 million (the "Parent Maximum Premium"). In the event any future annual premiums for the Parent Existing D&O Policy (or any substitute policies) exceed the Parent Maximum Premium, the Parent shall be entitled to reduce the amount of coverage of the Parent Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Parent Maximum Premium.

        (c)   Parent shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which any Company Indemnified Person or Parent Indemnified Person may incur in enforcing the indemnification and other obligations provided for in this Section 5.6.

        (d)   This Section 5.6 is intended to be (i) for the benefit of, and shall be enforceable by, the Company Indemnified Persons and the Parent Indemnified Persons, their heirs and personal representatives and shall be binding on the Parent, the Surviving Corporation and their successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any Company Indemnified Person or Parent Indemnified Person may have by contract or otherwise, including indemnification agreements that the Company or Parent have entered into with any of their respective directors or officers and (iii) may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Company Indemnified Person or Parent Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1). In the event that the Parent or the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, Parent (or its successor, as applicable), shall make proper provision so that the successors and assigns of the Surviving Corporation or the Parent (as the case may be) honor the indemnification and other obligations set forth in this Section 5.6. This Section 5.6 shall survive consummation of the Merger.

        5.7    Regulatory Approvals and Related Matters.

        (a)   Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly (and in any event within 10 business days) after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent each shall promptly (i) supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act (the "Antitrust Filings"); and (ii) supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of the Company and Parent will notify the other party promptly upon the receipt of (A) any comments from any Governmental Bodies in connection with any Antitrust Filings made pursuant hereto; and (B) any request by any Governmental Bodies for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, the requirements of the HSR Act. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

        (b)   Subject to Section 5.7(c), Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Section 6 and 7, consummate the Merger and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Section 6 or 7, as applicable, to its obligations to consummate the Merger and the other Contemplated Transactions). Without limiting the generality of the foregoing, but subject to Section 5.7(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

        (c)   Notwithstanding anything to the contrary contained in this Section 5.7, neither Parent, Merger Sub or the Company shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets.

        5.8    Disclosure.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions. The Company shall consult with Parent and consider the views and comments of Parent before any of the Alamo Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicate with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. The Parent shall consult with the Company and consider the views and comments of the Company before any of the Abeline Corporations or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicate with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NASDAQ Global Select Market and the NASDAQ Global Market if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Alamo Corporation or any Company Change in Recommendation; and (iv) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to Parent or any Parent Subsidiaries or any Parent Change in Recommendation.

        5.9    Tax Matters.

        (a)   Unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and Company shall report the Merger on their Tax Returns as a "reorganization" within the meaning of Section 368(a) of the Code.

        (b)   Prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley LLP and to Latham & Watkins LLP tax representation letters in substantially the form attached to this Agreement as Exhibits D and E, respectively. Following the delivery of the tax representation letters pursuant to the preceding sentence of this Section 5.9: (i) Parent shall use commercially reasonable efforts to cause Cooley LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (ii) the Company shall use commercially reasonable efforts to cause Latham & Watkins LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

        (c)   The parties hereto shall cooperate and use their reasonable best efforts in order for Parent to obtain the opinion of Cooley LLP described in Section 6.5(a) and for Company to obtain the opinion of Latham & Watkins LLP described in Section 7.5(a). In connection therewith, both Parent (together with Merger Sub) and Company shall deliver to Cooley LLP and Latham & Watkins LLP tax representation letters, dated and executed as of the dates of such opinions, in substantially the form attached to this Agreement as Exhibits D and E, respectively. Parent and Company, respectively, shall use their best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 5.9(b).

        5.10    Listing.    Parent shall use best efforts to cause the shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon (a) the exercise of assumed and converted Company Options, (b) the vesting of assumed and converted Company Restricted Stock and (c) the vesting and issuance of assumed and converted Company RSUs, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the Effective Time.

        5.11    Resignation of Officers and Directors.    The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Alamo Corporations other than those continuing in office in accordance with Section 5.12 as officers and directors of the surviving entity in the Merger. Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time the resignation of each officer and director of each of the Abeline Corporations other than those continuing in office in accordance with Section 5.12.

        5.12    Board of Directors of the Combined Company; Management of the Combined Company.

        (a)   The parties and the Parent Board shall take all actions necessary to ensure that effective at the Effective Time, the Parent Board shall be expanded to nine seats and shall consist of five directors to be designated by the Parent Board prior to the Effective Time, who shall include Mike Narachi and Brian J.G. Pereira, MD, and four directors to be designated by the Company Board prior to the

Effective Time, who shall include Paul Berns, each such director to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal. The other members of the Parent Board designated as provided above shall consist of such persons as are mutually and reasonably agreed between the Company and Parent, each such director to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal. Mike Narachi shall continue to serve as the Chairman of the Parent Board following the Closing, until the earliest of appointment of his successor or his resignation or proper removal. In the event that any director designated pursuant to this Section 5.12(a) by the Parent Board or the Company Board is unwilling or unable to serve at the Effective Time, the Parent Board or the Company Board, respectively, shall designate a replacement for such director prior to the Effective Time.

        (b)   The parties and the Parent Board shall take all actions necessary to ensure that effective at the Effective Time, Brian J.G. Pereira, MD continues to serve as the CEO of Parent and the other officers of Parent shall consist of such persons as are mutually agreed between the Company and Parent, each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or removal. In the event that any such officer is unwilling or unable to serve at the Effective Time, the Company and Parent shall mutually agree upon a replacement prior to the Effective Time.

        (c)   Prior to the Effective Time, Parent shall provide evidence reasonably satisfactory to the Company of the taking of such actions by the Parent Board as may be necessary to ensure the matters contemplated by Sections 5.12(a) and (b).

        5.13    Section 16 Matters.    Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 10 days prior to the Closing Date, the Company shall furnish the following information to Parent for each Person who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent (to the extent then known): (a) the number of shares of Company Common Stock held by such Person and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options, Company Restricted Stock, and Company RSUs held by such Person and expected to be assumed by Parent and converted or exercisable into shares of Parent Common Stock in connection with the Merger; (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such Person and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger; and (d) the EDGAR codes for each such Person.

        5.14    Name of the Combined Corporation.    The parties shall cooperate and take all actions necessary to select prior to the Effective Time, and ensure that effective immediately following the Effective Time the name of Parent shall be changed to, a name acceptable to both Parent and the Company.

        5.15    Obligations of Merger Sub.    Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this

Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement

        5.16    Securityholder Litigation.

        (a)   The Company shall give the Parent the right to participate in the defense or settlement of any securityholder litigation against the Company and/or the Company Board relating to the Contemplated Transactions. In no event shall the Company enter into or agree to any settlement with respect to such securityholder litigation without the Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        (b)   The Parent shall give the Company the right to participate in the defense or settlement of any securityholder litigation against the Parent and/or the Parent Board relating to the Contemplated Transactions. In no event shall the Parent enter into or agree to any settlement with respect to such securityholder litigation without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        (c)   For purposes of this Section 5.16, "participate" means that the non-litigating party will be kept reasonably apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to any settlement as set forth in the Section 5.16.

  Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

        6.1    Accuracy of Representations.

        (a)   Each of the Company Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

        (b)   Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

        6.2    Performance of Covenants.    The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        6.3    Effectiveness of Registration Statement.    The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

        6.4    Stockholder Approval.

        (a)   This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

        (b)   The issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

        6.5    Opinion and Certificate.    Parent and Merger Sub shall have received the following opinion and certificate, each of which shall be in full force and effect:

          (a)   a written opinion of Cooley LLP, in form and substance reasonably acceptable to Parent and Merger Sub, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Cooley LLP may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of Parent, Merger Sub and Company, in substantially the forms attached hereto as Exhibits D and E; provided, however, that the condition set forth in this Section 6.5(a) shall not be waivable by Parent or Merger Sub after adoption of this Agreement by the holders of shares of Company Common Stock, unless further stockholder approval is obtained with appropriate disclosure; and

          (b)   a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in 6.1, 6.2, 6.4(a), and 6.6 have been duly satisfied.

        6.6    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

        6.7    Governmental Approvals.

        (a)   Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (b)   Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under the HSR Act or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect).

        6.8    Listing.    The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon (a) the exercise of assumed and converted Company Options, (b) the vesting of assumed and converted Company Restricted Stock and (c) the vesting and issuance of assumed and converted Company RSUs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

        6.9    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        6.10    No Governmental Litigation.    There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of any of the Alamo Corporations; (d) seeking to compel any of the Alamo Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Alamo Corporations.

        6.11    FIRPTA Matters.    The Company shall have delivered to Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in the Company are not U.S. real property interests.

  Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

        7.1    Accuracy of Representations.

        (a)   Each of the Parent Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

        (b)   Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

        7.2    Performance of Covenants.    The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        7.3    Effectiveness of Registration Statement.    The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

        7.4    Stockholder Approval.

        (a)   This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

        (b)   The issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote and this Agreement shall have been duly adopted by Parent as the sole stockholder of Merger Sub.

        7.5    Opinion and Certificate.    The Company shall have received the following opinion and certificate, each of which shall be in full force and effect:

          (a)   a written opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of Parent, Merger Sub and Company, in substantially the forms attached hereto as Exhibits D and E; provided, however, that the condition set forth in this Section 7.5(a) shall not be waivable by the Company after adoption of this Agreement by the holders of shares of Company Common Stock, unless further stockholder approval is obtained with appropriate disclosure; and

          (b)   a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4(b) and 7.6 have been duly satisfied.

        7.6    No Parent Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

        7.7    Governmental Approvals.

        (a)   Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (b)   Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under the HSR Act or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect).

        7.8    Listing.    The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon (a) the exercise of assumed and converted Company Options, (b) the vesting of assumed and converted Company Restricted Stock and (c) the vesting and issuance of assumed and converted Company RSUs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

        7.9    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        7.10    No Governmental Litigation.    There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that would reasonably be expected to materially and adversely affect the right or ability of Parent or any of the Alamo Corporations to own any of the material assets or materially limit the operation of the business of any of the Alamo Corporations; (d) seeking to compel any of the Alamo Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Alamo Corporations.

  Section 8. TERMINATION

        8.1    Termination.    This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Merger by Parent's stockholders):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company if the Merger shall not have been consummated by February 29, 2012 (the "End Date"); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

          (c)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d)   by either Parent or the Company if: (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

          (e)   by either Parent or the Company if: (i) the Parent Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger; and (ii) the issuance of shares of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders' Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have the issuance of Parent Common Stock in the Merger approved by the Required Parent Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

          (f)    by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

          (g)   by the Company (at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

          (h)   by Parent (at any time prior to the approval of the issuance of the shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote) in order to accept a Parent Superior Offer and enter into a Parent Specified Agreement related to a Parent Superior Offer if (i) such Parent Superior Offer shall not have resulted from a breach of Section 4.4, and (ii) the Parent Board, after satisfying the requirements of Section 5.3(c)(i), shall have authorized the Parent to enter into a binding written definitive agreement providing for the consummation of a transaction constituting a Parent Superior Offer (the "Parent Specified Agreement") and Parent shall have simultaneously paid the Parent Termination Fee in accordance with Section 8.3;

          (i)    by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Company Superior Offer and enter into a Company Specified Agreement related to a Company Superior Offer if (i) such Company Superior Offer shall not have resulted from a breach of Section 4.4, and (ii) the Company Board, after satisfying the requirements of Section 5.2(c)(i), shall have authorized the Company to enter into a binding written definitive agreement providing for the consummation of a transaction constituting a Company Superior Offer (the "Company Specified Agreement") and the Company shall have simultaneously paid the Company Termination Fee in accordance with Section 8.3;

          (j)    by Parent if: (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied; or (ii) any of the Company's covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses "(i)" and "(ii)" above, if an inaccuracy in any of the Company's representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(j) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

          (k)   by the Company if: (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied; or (ii) any of Parent's covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses "(i)" and "(ii)" above, if an inaccuracy in any of Parent's representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(k) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

        8.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful and material inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

        8.3    Expenses; Termination Fees.

        (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all out-of-pocket fees and expenses, other than accountants' and attorneys' fees, incurred in connection with: (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under the HSR Act.

        (b)   If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(f); (ii) by the Company pursuant to Section 8.1(i); (iii) by the Company pursuant to Section 8.1(b) or 8.1(d) following a Company Change in Recommendation; or (iv) by Parent or the Company pursuant to Section 8.1(d), and in the case of clause "(iv)" of this sentence: (A) at or prior to the Company Stockholders' Meeting an Acquisition Proposal with respect to an Alamo Corporation shall have been disclosed, announced, commenced, submitted or made (and shall not have been withdrawn); and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to an Alamo Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to an Alamo Corporation is entered into by an Alamo Corporation, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $9 million (the "Company Termination Fee"). The Company Termination Fee shall be paid as follows: (x) in the case of clause "(i)" of the preceding sentence, within two business days after termination of this Agreement; (y) in the case of clause (ii) and (iii), simultaneously with the Company's termination of the Agreement; and (z) in the case of clause "(iv)" of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by an Alamo Corporation of the definitive agreement. For purposes of Section 8.3(b)(iv) only, the term Acquisition Transaction shall be deemed to be modified so that all references to "15%" contained in the definition of "Acquisition Transaction" when it is used in the definition of Acquisition Proposal or elsewhere in Section 8.3(b)(iv) shall be deemed to be a reference to "50%."

        If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and the Company is not then obligated to pay the Company Termination Fee, then the Company shall pay to Parent in cash within two business days after the termination of this Agreement an amount equal to $2 million (the "Company Expense Reimbursement Amount") in respect of Parent's expenses in connection with this Agreement, which shall be credited against any Company Termination Fee otherwise payable pursuant to this Section 8.3(b), if any.

        (c)   If this Agreement is terminated: (i) by the Company pursuant to Section 8.1(g); (ii) by Parent pursuant to Section 8.1(b); (iii) by Parent pursuant to Section 8.1(b) or 8.1(e) following a Parent Change in Recommendation; or (iv) by Parent or the Company pursuant to Section 8.1(e), and in the case of clause "(iv)" of this sentence: (A) at or prior to the Parent Stockholders' Meeting an Acquisition Proposal with respect to an Abeline Corporation shall have been disclosed, announced, commenced, submitted or made (and shall not have been withdrawn); and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to an Abeline Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to an Abeline Corporation is entered into by an Abeline Corporation, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $14 million (the "Parent Termination Fee" and, together with the Company Termination Fee, as applicable, a "Termination Fee"). The Parent Termination Fee shall be paid as follows: (x) in the case of clause "(i)" of the preceding sentence, within two business days after termination of this Agreement; (y) in the case of clause (ii) and (iii), simultaneously with Parent's termination of the Agreement; and (z) in the case of clause "(iv)" of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by an Abeline Corporation of the definitive agreement. For purposes of Section 8.3(c)(iv) only, the term Acquisition Transaction shall be deemed to be modified so that all references to "15%" contained in the definition of "Acquisition Transaction" when it is used in the definition of Acquisition Proposal or elsewhere in Section 8.3(c)(iv) shall be deemed to be a reference to "50%."

        If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) and Parent is not then obligated to pay the Parent Termination Fee, then Parent shall pay to the Company in cash within two business days after the termination of this Agreement an amount equal to $2 million (the "Parent Expense Reimbursement Amount" and, together with the Company Expense Reimbursement Amount, as applicable, an "Expense Reimbursement Amount") in respect of the Company's expenses in connection with this Agreement, which shall be credited against any Parent Termination Fee otherwise payable pursuant to this Section 8.3(c), if any.

        (d)   Notwithstanding any other provision of this Agreement to the contrary, the parties agree that, except as provided in the last sentence of this Section 8.3(d), the payments contemplated by this Sections 8.3 represent the sole and exclusive remedy of the parties and that, except for the payments expressly set forth in this Section 8.3 and as provided in the last sentence of this Section 8.3(d), each of the parties and their respective affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such party or parties) in connection with or arising out of the termination of this Agreement, any breach of or by any party giving rise to such termination or the failure of the Merger and the other transactions contemplated by this Agreement to be consummated. The parties agree that if (i) the termination of this Agreement resulted from the willful and material inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, (ii) an Expense Reimbursement Amount and/or Termination Fee is payable pursuant to the terms of this Agreement at or following a termination hereof and (iii) Parent or the Company, as applicable, has (A) notified the other party that it is not accepting any such Expense Reimbursement Amount or Termination Fee payable to Parent or the Company hereunder and is waiving any right thereto, which notification and waiver shall occur, if at all, (1) at the time of such termination of this Agreement by such party, if such party is the party terminating this Agreement, or (2) within five business days following such termination of this Agreement, if the other party is the party terminating this Agreement, and (B) refunded such Expense Reimbursement Amount or Termination Fee in full to the party paying such Expense Reimbursement Amount or Termination Fee within five business days following payment thereof, if such Expense Reimbursement Amount or Termination Fee has been paid hereunder prior to such notification, then payment of the Expense Reimbursement Amount and/or Termination Fee shall not represent the sole and exclusive remedy of the parties hereunder.

        (e)   If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the "prime rate" (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

  Section 9. MISCELLANEOUS PROVISIONS

        9.1    Amendment.    This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company's stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company's stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of shares of Parent Common Stock in the Merger by Parent's stockholders, no amendment shall be made which by law or regulation of the NASDAQ Global Select Market requires further approval of Parent's stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.2    Waiver.

        (a)   No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b)   No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        9.3    No Survival of Representations and Warranties.    None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

        9.4    Entire Agreement; Counterparts; Exchanges by Facsimile.    This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party's rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        9.5    Applicable Law; Jurisdiction; Specific Performance; Remedies.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person's respective address set forth in Section 9.9 will be effective service of process for any claim, action, suit or other proceeding in the Court of Chancery of the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        9.6    Disclosure Schedules.    The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule is intended only to qualify and limit the representations, warranties, covenants and agreements of the Company contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule is intended only to qualify and limit the representations, warranties, covenants and agreements of Parent and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date hereof shall be disregarded.

        9.7    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        9.8    Assignability; No Third Party Rights.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party's rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 5.6 and, following the Effective Time, except for the right of holders of Company Common Stock to receive shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.9    Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two business days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

AMAG Pharmaceuticals
100 Hayden AvenueLexington, MA 02421
Tel: (617) 498-3300
Attention: Brian J.G. Pereira, MD and Joseph Farmer
E-mail:bpereira@amagpharma.com and jfarmer@amagpharma.com
Facsimile: (617) 812-7898
with a copy (which shall not constitute notice) to:
Cooley LLP 500 Boylston St. Boston, MA 02136 Tel: (617) 937-2319 Attention: Miguel J. Vega and Barbara Borden E-mails: mvega@cooley.com and bordenbl@cooley.com Facsimile: (617) 937-2400 if to the Company:
Allos Therapeutics, Inc. 11080 CirclePoint Road Westminster, CO 80020 Tel: 303.426.6262 Attention: Paul Berns and Marc Graboyes E-Mail: pberns@allos.com and mgraboyes@allos.com Facsimile: 303.426.4731 with a copy (which shall not constitute notice) to:
Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Tel: (650) 328-4600 Attention: Josh Dubofsky E-mails: josh.dubofsky@lw.com Facsimile: (650) 463-2600

        9.10    Cooperation.    The Company and Parent agree to cooperate fully with Parent and the Company, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent or the Company to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

        9.11    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        9.12    Construction.

        (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

        (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        (f)    Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AMAG PHARMACEUTICALS, INC.
By:	/s/ BRIAN J.G. PEREIRA
Name:	Brian J.G. Pereira
Title:	President and Chief Executive Officer
ALAMO ACQUISITION SUB, INC.
By:	/s/ JOSEPH L. FARMER
Name:	Joseph L. Farmer
Title:	Vice President
ALLOS THERAPEUTICS, INC.
By:	/s/ PAUL L. BERNS
Name:	Paul L. Berns
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A
CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquisition Inquiry.    "Acquisition Inquiry" shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or the Company) that would reasonably be expected to lead to an Acquisition Proposal.

        Acquisition Proposal.    "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company) contemplating or otherwise relating to any Acquisition Transaction.

        Acquisition Transaction.    "Acquisition Transaction" with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly:

          (a)   any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Subsidiaries is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Subsidiaries, or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries; or (iii) in which such Entity or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries;

          (b)   any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity or its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 15% or more of the fair market value of the consolidated assets of such Entity or any of its Subsidiaries; or

          (c)   any liquidation or dissolution of such Entity or any of its Subsidiaries.

        Affiliate.    An "affiliate" of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

        Alamo Corporations.    "Alamo Corporations" shall mean: (a) the Company; and (b) each of Company's Subsidiaries.

        Abeline Corporations.    "Abeline Corporations" shall mean: (a) Parent; and (b) each of Parent's Subsidiaries, including Merger Sub.

        Business Day.    A "business day" means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in Boston, Massachusetts, Denver, Colorado or New York City, New York.

        cGMP.    "cGMP" means the FDA's current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211, all applicable FDA guidance, FDA current review and inspection standards, and current industry standards for the manufacture, warehousing, packaging, and distribution of drug products for human use, including all standard operating procedures and quality assurance documents of the Company and its contract manufacturers, and the respective counterpart requirements promulgated by Governmental Bodies in countries outside the United States where any other drug product is or was previously manufactured, produced, distributed, marketed, sold or developed by the Company or any Company Subsidiary, including any amendments or revisions thereto.

        COBRA.    "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        Code.    "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        Company Affiliate.    "Company Affiliate" shall mean any Person under common control with any of the Alamo Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

        Company Associate.    "Company Associate" shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any of the Alamo Corporations or of or to any Company Affiliate.

        Company Audited Balance Sheet.    "Company Audited Balance Sheet" shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2010 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

        Company Board.    "Company Board" shall mean the Company's board of directors.

        Company Common Stock.    "Company Common Stock" shall mean the Common Stock, $.001 par value per share, of the Company.

        Company Contract.    "Company Contract" shall mean any Contract: (a) to which any of the Alamo Corporations is a party; (b) by which any of the Alamo Corporations or any Company IP or any other asset of any of the Alamo Corporations is or may become bound or under which any of the Alamo Corporations has, or may become subject to, any obligation; or (c) under which any of the Alamo Corporations has or may acquire any right or interest.

        Company Contract Manufacturing Agreement.    "Company Contract Manufacturing Agreement" means any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses, or any intermediate form of any drug product to which the Company or any Alamo Corporation is a party.

        Company Designated Representations.    "Company Designated Representations" shall mean the representations and warranties set forth in Sections 2.3(a), 2.3(c), 2.3(f), 2.21, 2.22, 2.23, 2.26 and 2.28.

        Company Disclosure Schedule.    "Company Disclosure Schedule" shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

        Company Employee.    "Company Employee" shall mean any director or any officer or other employee of any of the Alamo Corporations.

        Company Employee Agreement.    "Company Employee Agreement" shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Alamo Corporations; and (b) any Company Employee, other than any such Contract that is terminable "at will" (or following a notice period imposed by applicable law) without any obligation on the part of any Alamo Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

        Company Employee Plan.    "Company Employee Plan" shall mean each plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Alamo Corporations for the benefit of any Company Employee; or (b) with respect to which any of the Alamo Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

        Company Equity Award.    "Company Equity Award" shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock.

        Company IP.    "Company IP" shall mean: (a) all Intellectual Property Rights in or to the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Alamo Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

        Company Material Adverse Effect.    "Company Material Adverse Effect" shall mean any effect, change, claim, event or circumstance (collectively, "Effect") that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the assets, liabilities (whether matured or unmatured, absolute or contingent, or otherwise), business, financial condition or results of operations of the Alamo Corporations taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the biotechnology or pharmaceutical industry or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Alamo Corporations taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Alamo Corporations, taken as a whole; (iii) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that except as otherwise provided in clauses "(i)," "(ii)," "(iv)," "(v)" or "(vii)" of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses "(i)," "(ii)," "(iii)," "(iv)" or "(vi)"

of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any stockholder litigation arising from or relating to this Agreement or the Contemplated Transactions and relating to a breach of the fiduciary duties of the Company Board to the Company's stockholders under applicable law; or (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including customer orders or Contracts).

        Company Option Plans.    "Company Option Plans" shall mean: (a) the Company's 2008 Equity Incentive Plan, as amended; (b) the Company's 2006 Inducement Award Plan, (c) the Company's 2002 Broad Based Equity Incentive Plan, (d) the Company's 2000 Stock Incentive Compensation Plan, as amended, and (e) the Company's 1995 Stock Option Plan, as amended.

        Company Options.    "Company Options" shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

        Company Pension Plan.    "Company Pension Plan" shall mean each: (a) Company Employee Plan that is an "employee pension benefit plan, " within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

        Company Preferred Stock.    "Company Preferred Stock" shall mean the Preferred Stock, $.001 par value per share, of the Company.

        Company Product.    "Company Product" shall mean FOLOTYN (pralatrexate injection) and any other clinical or pre-clinical products owned by, or licensed to, any Alamo Corporation, or which any Alamo Corporation is currently marketing, selling, distributing, developing, manufacturing, using or holding for use (whether or not in collaboration with another Person).

        Company RSU.    "Company RSU" shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

        Company Restricted Stock.    "Company Restricted Stock" shall mean each share of restricted Company Common Stock issued by the Company, which is subject to vesting conditions and rights to repurchase or reacquire by the Company, whether granted by the Company pursuant to a Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

        Company Superior Offer.    "Company Superior Offer" shall mean an unsolicited bona fide written offer by a third party to purchase all or substantially all of the outstanding shares of Company Common Stock (whether through a tender offer, merger or otherwise), that is determined by the Company Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and all other financial, regulatory, legal and other aspects of such offer, including any financing condition, to be more favorable from a financial point of view to the Company's stockholders than the Merger.

        Company Triggering Event.    A "Company Triggering Event" shall be deemed to have occurred if: (a) the Company Board shall have failed to recommend that the Company's stockholders vote to adopt the Agreement, or shall have directly or indirectly withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Joint

Proxy Statement/Prospectus the Company Board Recommendation and a statement to the effect that the Company Board has determined and believes that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders; (c) the Company Board fails to publicly reaffirm the Company Board Recommendation, or fails to publicly reaffirm its determination that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (d) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 4.4(a)); (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (g) an Acquisition Proposal with respect to an Alamo Corporation is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced; or (h) the Company shall have breached, or shall have been deemed to have breached pursuant to the last sentence of Section 4.4(a), in any material respect Section 4.4 or Section 5.2 of the Agreement.

        Company Rights Agreement.    "Company Rights Agreement" shall mean the Rights Agreement dated May 6, 2003 between Alamo and Mellon Investor Services LLC, as Rights Agent (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock), as amended by Amendment to Rights Agreement dated March 4, 2005 between Alamo and Mellon Investor Services LLC (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock), Amendment to Rights Agreement dated January 29, 2007 between Alamo and Mellon Investor Services LLC (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock), and Amendment to Rights Agreement, dated as of July 17, 2009, between Alamo and Mellon Investor Services LLC (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock).

        Confidentiality Agreement.    "Confidentiality Agreement" shall mean that certain Mutual Confidentiality Agreement dated as of March 23, 2011, between the Company and Parent.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contemplated Transactions.    "Contemplated Transactions" shall mean the Merger and the other transactions contemplated by the Agreement, the Company Stockholder Voting Agreements and the Parent Stockholder Voting Agreements.

        Contract.    "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        DGCL.    "DGCL" shall mean the Delaware General Corporation Law.

        DOL.    "DOL" shall mean the United States Department of Labor.

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        Environmental Law.    "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        FDA.    "FDA" shall mean the U.S. Food and Drug Administration or any successor Governmental Body thereto.

        FDA Act.    "FDA Act" shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

        Form S-4 Registration Statement.    "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

        GAAP.    "GAAP" shall mean generally accepted accounting principles in the United States.

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).

        Health Care Laws.    "Health Care Laws" shall mean (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the regulations promulgated thereunder and comparable state laws, (e) the

Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, and (g) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Governmental Bodies that regulate the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, distributing or marketing of pharmaceutical products, or related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.

        HSR Act.    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Intellectual Property.    "Intellectual Property" shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, software, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).

        Intellectual Property Rights.    "Intellectual Property Rights" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

        IRS.    "IRS" shall mean the United States Internal Revenue Service.

        Joint Proxy Statement/Prospectus.    "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

        Knowledge of Parent.    "Knowledge of Parent" or a similar phrase shall mean the actual knowledge after making reasonable inquiry of the matter in question of: Brian J.G. Pereira, MD, Lee F. Allen, MD, PhD, Stephen Andre, Edward (Ted) C. English, Joseph L. Farmer, Scott T. McMillan, PhD, Christopher G. White and Gary J. Zieziula; provided, however, that it is understood and agreed that such individuals' discussions with Parent Associates, who at the time of such discussions have the title Vice President or more senior and who would reasonably be expected to have information with respect to the matter in question, shall constitute reasonable inquiry.

        Knowledge of the Company.    "Knowledge of the Company" or a similar phrase shall mean the actual knowledge after making reasonable inquiry of the matter in question of Paul L. Berns, Garry Allen, Bruce K. Bennett, David C. Clark, Bruce A. Goldsmith PhD, Marc H. Graboyes, Charles Q. Morris, Michael E. Schick and Bob Zimmerman; provided, however, that it is understood and agreed that such individuals' discussions with Company Associates, who at the time of such discussions have the title Vice President or more senior and who would reasonably be expected to have information with respect to the matter in question, shall constitute reasonable inquiry.

        Legal Proceeding.    "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market and the NASDAQ Global Select Market).

        Made Available.    Any statement in the Agreement to the effect that any information, document or other material has been "Made Available" shall mean that: (a) with respect to information, document or other material to which the Company has given Parent access: (i) such information, document or material was made available by the Company for review by Parent or Parent's Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by the Company with the Intralinks Data Site in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) Parent and Parent's Representatives had access to such information, document or material throughout such period of time; and (b) with respect to information, document or other material to which Parent has given the Company access: (i) such information, document or material was made available by Parent for review by the Company or the Company's Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by Parent with Data Site from Merrill Corporation in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if Parent shall have promptly notified the Company or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) the Company and the Company's Representatives had access to such information, document or material throughout such period of time or (c) that such information was filed by the Company or Parent, as applicable, with the SEC on or after January 1, 2010 and was, as of the date of this Agreement, publicly available on the SEC's EDGAR database. As used in this definition of "Made Available", the term "file" and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

        Materials of Environmental Concern.    "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

        Order.    "Order" shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

        Parent Affiliate.    "Parent Affiliate" shall mean any Person under common control with any of the Abeline Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

        Parent Associate.    "Parent Associate" shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any of the Abeline Corporations or of or to any Parent Affiliate.

        Parent Audited Balance Sheet.    "Parent Audited Balance Sheet" shall mean the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of December 31, 2010 included in the Parent's Annual Report on Form 10-K for the year ended December 31, 2010.

        Parent Board.    "Parent Board" shall mean the Parent's board of directors.

        Parent Common Stock.    "Parent Common Stock" shall mean the Common Stock, $.01 par value per share, of Parent.

        Parent Contract.    "Parent Contract" shall mean any Contract: (a) to which any of the Abeline Corporations is a party; (b) by which any of the Abeline Corporations or any Parent IP or any other asset of any of the Abeline Corporations is or may become bound or under which any of the Abeline Corporations has, or may become subject to, any obligation; or (c) under which any of the Abeline Corporations has or may acquire any right or interest.

        Parent Contract Manufacturing Agreement.    "Parent Contract Manufacturing Agreement" means any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses, or any intermediate form of any drug product to which the Parent or any Abeline Corporation is a party.

        Parent Designated Representations.    "Parent Designated Representations" shall mean the representations and warranties set forth in Sections 3.3(a), 3.3(c), 3.3(f), 3.21, 3.22, 3.23, 3.26, 3.28 and 3.29.

        Parent Disclosure Schedule.    "Parent Disclosure Schedule" shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

        Parent Employee.    "Parent Employee" shall mean any director or any officer or any other employee of any of the Abeline Corporations.

        Parent Employee Agreement.    "Parent Employee Agreement" shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Abeline Corporations; and (b) any Parent Employee, other than any such Contract that is terminable "at will" (or following a notice period imposed by applicable law) without any obligation on the part of any Abeline Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

        Parent Employee Plan.    "Parent Employee Plan" shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the Abeline Corporations for the benefit of any Parent Employee; or (b) with respect to which any of the Abeline Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

        Parent Equity Award.    "Parent Equity Award" shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Parent Common Stock.

        Parent IP.    "Parent IP" shall mean: (a) all Intellectual Property Rights in or to the Parent Products; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Parent Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

        Parent Material Adverse Effect.    "Parent Material Adverse Effect" shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the assets, liabilities (whether matured or unmatured, absolute or contingent, or otherwise), business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the biotechnology or pharmaceutical industry or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on Parent and its Subsidiaries taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on Abeline Corporations taken as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that , except as otherwise provided in clauses "(i)," "(ii)," "(iv)," "(v)" or "(vi)" of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Parent Common Stock may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses "(i)," "(ii)," "(iii)," "(iv)" or "(vi)" of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any shareholder arising from or relating to this Agreement or the Contemplated Transactions and relating to a breach of the fiduciary duties of the Parent Board to the Parent's stockholders under applicable law; or (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including customer orders or Contracts) and any related decrease in sales volume of Parent Products.

        Parent Option Plans.    "Parent Option Plans" shall mean: (a) Parent's Second Amended and Restated 2007 Equity Incentive Plan; and (b) Parent's Amended and Restated 2000 Stock Plan.

        Parent Options.    "Parent Options" shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Option Plans, assumed by Parent or otherwise).

        Parent Pension Plan.    "Parent Pension Plan" shall mean each: (a) Parent Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

        Parent Preferred Stock.    "Parent Preferred Stock" shall mean the Preferred Stock, $.01 par value per share, of Parent.

        Parent Product.    "Parent Product" shall mean Feraheme® (ferumoxytol) Injection for Intravenous Use and GastroMARK™ (ferumoxsil, oral suspension) and any other clinical or pre-clinical products owned by, or licensed to, any Abeline Corporation, or which any Abeline Corporation is currently marketing, selling, distributing, developing, manufacturing, using or holding for use (whether or not in collaboration with another Person).

        Parent Restricted Stock.    "Parent Restricted Stock" shall mean each share of restricted Parent Common Stock issued by the Parent, which is subject to vesting conditions and rights to repurchase or reacquire by Parent, whether granted by the Parent pursuant to a Parent Option Plan, assumed by the Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

        Parent Rights Agreement.    "Parent Rights Agreement" shall mean the Rights Agreement dated as of September 4, 2009 by and among Abeline and American Stock Transfer & Trust Company, LLC, as Rights Agent (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock).

        Parent RSU.    "Parent RSU" shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Option Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

        Parent Superior Offer.    "Parent Superior Offer" shall mean an unsolicited bona fide written offer by a third party to purchase all or substantially all of the outstanding shares of Parent Common Stock (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and all other financial, regulatory, legal and other aspects of such offer, including any financing condition, to be more favorable from a financial point of view to Parent's stockholders than the Merger.

        Parent Triggering Event.    A "Parent Triggering Event" shall be deemed to have occurred if: (a) the Parent Board shall have failed to recommend that Parent's stockholders vote to approve the issuance of shares of Parent Common Stock in the Merger, or shall have directly or indirectly withdrawn or modified in a manner adverse to the Company the Parent Board Recommendation; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation and a statement to the effect that the Parent Board has determined and believes that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Parent and its stockholders; (c) the Parent Board fails to publicly reaffirm the Parent Board Recommendation, or fails to publicly reaffirm its determination that this Agreement and the Merger are advisable and fair to, and in the best interests of, Parent and its stockholders, within five business days after the Company requests in writing that such recommendation or determination be reaffirmed; (d) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 4.4(b)); (e) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (f) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal with respect to an Abeline Corporation is publicly announced, and Parent fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced; or (h) Parent shall have breached, or shall have been deemed to have breached pursuant to the last sentence of Section 4.4(b), in any material respect Section 4.4 or Section 5.3 of the Agreement.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Registered IP.    "Registered IP" shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

        Regulatory Authorizations.    "Regulatory Authorizations" shall mean any approval, clearances, authorizations, registrations, exemptions, certifications and licenses granted by any Governmental Body which administers Health Care Laws, including the FDA and other equivalent agencies.

        Release.    "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

        Representatives.    "Representatives" shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

        Sarbanes-Oxley Act.    "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

        SEC.    "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Subsidiary.    An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

        Tax.    "Tax" shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, premium tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, license tax, alternative or add-on minimum tax, withholding tax or payroll tax), and any charge, fine, penalty or interest related to a tax, imposed, assessed or collected by or under the authority of any Governmental Body.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Other Defined Terms.    In addition, each of the following terms shall have the meaning given to such term in the applicable Section of the Agreement listed opposite such term:

Term	Section
Abeline Corporation Returns	3.15(a)
Abeline Leased Real Property	3.8(c)
Abeline Material Registered IP	3.9(a)(i)
Agreement	Preamble

Term	Section
Alamo Corporation Returns	2.15(a)
Alamo Leased Real Property	2.8(c)
Alamo Material Registered IP	2.9(a)(i)
Anti-Bribery Laws	2.13
Antitrust Filings	5.7(a)
Book Entry Shares	1.5(d)
Closing Date	1.3
Closing	1.3
Company 401(k) Plan	5.5(c)
Company Board Recommendation	5.2(b)
Company Certifications	2.4(a)
Company Change in Recommendation	5.2(b)
Company ESPP	2.3(c)
Company Existing D&O Policy	5.6(a)(ii)
Company Expense Reimbursement Amount	8.3(b)
Company Indemnified Persons	5.6(a)(i)
Company Intervening Event	5.2(c)(ii)
Company Material Contract	2.10(a)
Company Maximum Premium	5.6(a)(ii)
Company Owned Real Property	2.8(b)
Company Rights Agreement Amendment	2.28
Company Rights	2.3(d)
Company SEC Documents	2.4(a)
Company Specified Agreement	8.1(i)
Company Stock Certificate	1.6
Company Stockholder Voting Agreements	Recitals
Company Stockholders' Meeting	5.2(a)
Company Termination Fee	8.3(b)
Company	Preamble
Company's Financial Advisor	2.25
Continuing Employees	5.5(a)
Designated Date	5.4(e)
Effective Time	1.3
End Date	8.1(b)
Exchange Act	2.10(a)(i)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
Exchange Ratio	1.5(a)(iii)
Expense Reimbursement Amount	8.3(c)
FDA Ethics Policy	2.12(c)
Intervening Event	5.3(c)(ii)
Merger Sub	Preamble
Merger	Recitals
Parent Benefit Plans	5.5(d)
Parent Board Recommendation	5.3(b)
Parent Certifications	3.4(a)
Parent Change in Recommendation	5.3(b)
Parent ESPP	3.3(c)
Parent Existing D&O Policy	5.6(b)(ii)
Parent Expense Reimbursement Amount	8.3(c)

Term	Section
Parent Indemnified Persons	5.6(b)(i)
Parent Intervening Event	5.3(c)(ii)
Parent Material Contract	3.10(a)
Parent Maximum Premium	5.6(b)(ii)
Parent Owned Real Property	3.8(b)
Parent Rights	3.3(d)
Parent SEC Documents	3.4(a)
Parent Specified Agreement	8.1(h)
Parent Stockholder Voting Agreements	Recitals
Parent Stockholders' Meeting	5.3(a)
Parent Termination Fee	8.3(c)
Parent	Preamble
Parent's Financial Advisor	3.25
Pre-Closing Period	4.1
Required Company Stockholder Vote	2.23
Required Merger Sub Stockholder Vote	3.23
Required Parent Stockholder Vote	3.23
Surviving Corporation	1.1
Termination Fee	8.3(c)
WARN Act	2.16(k)

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits
Exhibit B	—Certificate of Incorporation of the Surviving Corporation
Exhibit C	—Bylaws of the Surviving Corporation
Exhibit D	—Form of Tax Representation Letter of Allos Therapeutics, Inc.
Exhibit E	—Form of Tax Representation Letter of AMAG Pharmaceuticals, Inc. and Alamo Acquisition Sub, Inc.
Allos Therapeutics, Inc. Disclosure Schedule
Part 2.1	—Subsidiaries, Due Organization, Etc.
Part 2.3	—Capitalization, Etc.
Part 2.4	—SEC Filings; Financial Statements
Part 2.5	—Absence of Changes
Part 2.7	—Loans; Customers
Part 2.8	—Equipment; Real Property; Leasehold
Part 2.9	—Intellectual Property
Part 2.10	—Contracts
Part 2.12	—Compliance With Legal Requirements; Regulatory Matters
Part 2.14	—Governmental Authorizations
Part 2.16	—Employee and Labor Matters; Benefit Plans
Part 2.20	—Legal Proceedings; Orders
Part 2.24	—Non-Contravention; Consents
Part 4.2	—Operation of the Business of Alamo Corporations
AMAG Pharmaceuticals, Inc. and Alamo Acquisition Sub, Inc. Disclosure Schedule
Part 3.1(a)	—Subsidiaries; Due Organization; Etc.
Part 3.3	—Capitalization, Etc.
Part 3.4(f)	—Securitization, Off-Balance Sheet Transactions
Part 3.5	—Absence of Changes
Part 3.6	—Title to Tangible Assets; Liens
Part 3.7	—Loans; Customers
Part 3.8	—Equipment; Real Property; Leasehold
Part 3.9	—Intellectual Property
Part 3.10	—Contracts
Part 3.11	—Liabilities
Part 3.12	—Compliance With Legal Requirements; Regulatory Matters
Part 3.14	—Governmental Authorizations
Part 3.16	—Employee and Labor Matters; Benefit Plans
Part 3.20	—Legal Proceedings; Orders
Part 3.24	—Conflicts
Part 4.3	—Operation of the Business of Abeline Corporationss

AMAG Pharmaceuticals, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that AMAG Pharmaceuticals, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]
EXHIBIT A CERTAIN DEFINITIONS